                                                                  Exhibit 10.1

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This Amended and Restated Agreement and Plan of Merger (the "Agreement") is entered into as of April 3, 2006, by and among CNL HOTELS & RESORTS, INC., a Maryland corporation ("CHP"), CNL HOTELS & RESORTS ACQUISITION, LLC, a Florida limited liability company all of the membership interests of which are owned by CHP ("CHPAC"), CNL HOSPITALITY CORP., a Florida corporation (the "Advisor"), and CNL REAL ESTATE GROUP, INC., a Florida corporation ("CREG"), FIVE ARROWS REALTY SECURITIES II L.L.C., a Delaware limited liability company ("FARS"), James M. Seneff, Jr. ("Seneff"), Robert A. Bourne ("Bourne"), the other stockholders of the Advisor listed on the signature page hereto under the heading "Stockholders" (collectively, the "Other Stockholders") and by this reference made a party hereof (CREG, FARS, Seneff, Bourne, and the Other Stockholders, are each referred to herein as a "Stockholder" and collectively referred to as the "Stockholders"), CNL FINANCIAL GROUP, INC., a Florida corporation ("Guarantor") and an Affiliate (as defined below) of CREG and of Seneff, and CNL HOSPITALITY PROPERTIES ACQUISITION CORP., a Florida corporation ("Former Merger Sub"). CHP, CHPAC, the Advisor, the Stockholders and Guarantor are referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS:

     WHEREAS, CHP has been considering a possible acquisition of the Advisor, and the Board of Directors of CHP formed a special committee comprised of certain of the independent directors of CHP (the "Special Committee"), among other things, to consider and evaluate the terms of a possible acquisition of the Advisor;

     WHEREAS, the Special Committee previously recommended and the Board of Directors of CHP and the stockholders of CHP (at the 2004 annual meeting of the stockholders of CHP) previously approved the proposed acquisition of the Advisor pursuant to that certain Agreement and Plan of Merger entered into as of April 29, 2004, as amended by that certain First Amendment to Agreement and Plan of Merger entered into as of June 17, 2004 (as amended, the "Initial Merger Agreement");

     WHEREAS, certain conditions to the obligations of the parties to consummate the transactions contemplated by the Initial Merger Agreement have not occurred and have not been waived, but the Initial Merger Agreement has not been terminated by the parties thereto, and the Special Committee, on behalf of CHP, and the Advisor have re-engaged in discussions and negotiations to pursue a possible acquisition of the Advisor by CHP on mutually acceptable terms and conditions;

     WHEREAS, the Special Committee continues to believe that an acquisition by CHP of the Advisor is in the best interests of CHP and its stockholders, but in light of changes in market conditions and other factors, the Special Committee has sought to modify various terms and conditions of the Initial Merger Agreement, and the parties to the Initial Merger Agreement (other than Paul H. Williams, who no longer owns Advisor Common Shares (as defined below) and who is no longer an employee of the Advisor), including Former Merger Sub (which is only a party to this Agreement because it is a party to the Initial Merger Agreement, which is being amended and restated by this Agreement) have agreed to amend and restate the Initial Merger Agreement on the revised terms and conditions set forth in this Agreement;

     WHEREAS, after due deliberation and consideration of various relevant factors, the Special Committee, having received a written fairness opinion from Lehman Brothers, Inc. (the "Fairness Opinion") to the effect that as of the date of this Agreement, subject to the assumptions, qualifications and limitations stated therein, the consideration to be paid by CHP in the Merger (as defined below) is fair, from a financial point of view, to CHP, has determined that it is advisable and in the best interests of CHP and its stockholders to consummate a merger whereby the Advisor would be merged with and into CHPAC and CHPAC would be the surviving company in the merger (such merger, upon the terms and conditions of this Agreement and in accordance with the Florida Business Corporation Act, as amended from time to time (the "Florida BCA"), and the Florida Limited Liability Company Act, as amended from time to time (the "Florida LLCA"), is hereinafter referred to as the "Merger") and accordingly has recommended that the Board of Directors of CHP approve the Merger;

     WHEREAS, the Board of Directors of CHP (the "CHP Board of Directors") (excluding any member of the CHP Board of Directors who is a Stockholder or an Affiliate of any Stockholder or the Advisor), based on the recommendation of the Special Committee, has determined that the Merger is advisable and in the best interests of CHP and its stockholders and, accordingly, has approved the Merger and has directed that the Merger be submitted to the stockholders of CHP for consideration at an annual or at a special meeting of stockholders of CHP (the "CHP Stockholder Meeting");

     WHEREAS, CHP, the sole member of CHPAC, has determined that the Merger is advisable and has approved the Merger;

     WHEREAS, the Board of Directors of the Advisor has unanimously determined that the Merger is advisable and in the best interests of the Advisor and the Stockholders and, accordingly, has unanimously approved the Merger, and the Stockholders have by unanimous written consent approved this Agreement and the Merger;

     WHEREAS, as an inducement to CHP and CHPAC to enter into this Agreement and to consummate the Merger, (i) Guarantor has agreed to provide a guarantee of certain of the obligations of the Stockholders on the terms and subject to the conditions set forth in this Agreement, (ii) each member of the CNL Group (as defined below) has agreed to enter into and to honor the terms and conditions of the covenants contained in Section 9.5 of this Agreement, which covenants, including the duration thereof, CHP and CHPAC have deemed to be necessary to protect and enhance the long term financing and business strategy of CHP and the Surviving Company (as defined herein), and (iii) each of Thomas J. Hutchison, III, John A. Griswold, C. Brian Strickland and Barry A. N. Bloom have simultaneously with the execution and delivery of this Agreement entered into employment agreements with CHP effective as of the Effective Time (as defined below) in form and substance satisfactory to the Compensation Committee of the Board of Directors of CHP, on behalf of CHP (collectively, the "Employment Agreements"); and

     WHEREAS, for federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization under Section 368(a) of the Code (as defined below).

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Actual Knowledge" means an awareness and perception of the facts asserted or stated.

     "Advisor" has the meaning set forth in the preface above.

     "Advisor Actions" has the meaning set forth in Section 8.21 below.

     "Advisor Amendment" has the meaning set forth in Section 8.19 below.

     "Advisor Common Shares" means the shares of the Class A common stock, $1.00 par value per share, and the shares of the Class B common stock, $1.00 par value per share, of the Advisor.

     "Advisor Common Share Certificates" has the meaning set forth in Section
4.1 below.

     "Advisory Agreements" means that certain Advisory Agreement dated as of April 1, 2003, that certain Advisory Agreement dated as of April 1, 2004, that certain Renewal Agreement dated as of March 31, 2005 by and between CHP and the Advisor, and any amendment, modification or extension of the terms of any of the foregoing.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504, or any similar group defined under a similar provision of state, local or foreign law.

     "Agreement" has the meaning set forth in the preface above.

     "Articles/Certificate of Merger" has the meaning set forth in Section 2.2 below.

     "Assumed Advisor Liabilities" has the meaning set forth in Section 9.10(a) below.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

     "Bourne" has the meaning set forth in the preface above.

     "Cash Reserve" has the meaning set forth in Section 8.15 below.

     "CHP" has the meaning set forth in the preface above.

     "CHP Board of Directors" has the meaning set forth in the sixth paragraph of the Recitals above.

     "CHP Charter Amendments" has the meaning set forth in Section 8.6 below.

     "CHP Common Shares" means the common shares, par value $0.01 per share, of CHP.

     "CHP Indemnity Claim" has the meaning set forth in Section 12.1 below.

     "CHP Note" means that certain Promissory Note dated as of December 30, 2005, in the principal amount of $27 million issued by CHP to and for the benefit of the Advisor.

     "CHP SEC Documents" has the meaning set forth in Section 6.8 below.

     "CHP Stockholder Approval" has the meaning set forth in Section 6.4 below.

     "CHP Stockholder Meeting" has the meaning set forth in the sixth paragraph of the Recitals above.

     "CHPAC" has the meaning set forth in the preface above.

     "Claims" has the meaning set forth in Section 12.6 below.

     "Class Action Lawsuit" means the lawsuit styled: In re CNL Hotels & Resorts, Inc. Securities Litigation, case number 6:04-cv-1231-Orl-31 KRS (consolidated with case number 6:09-cv-1341-Orl-19JGG), United States District Court, Middle District of Florida, Orlando Division.

     "Closing" has the meaning set forth in Section 2.3 below.

     "Closing Date" has the meaning set forth in Section 2.3 below.

     "CNL Group" has the meaning set forth in Section 9.5(a) below.

     "CNL Group Party" has the meaning set forth in Section 9.5(a)(ii) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "commercially reasonable efforts" means as to a Party, an undertaking by such Party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such Party shall not be required to (i) expend funds other than for the payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such Party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) institute litigation or arbitration as a part of its commercially reasonable efforts or (iii) amend, waive or modify a term or condition of, or grant any concessions under or with respect to, or pay or commit to pay any amount under or with respect to, any contract or relationship with respect to which an approval, consent or waiver is sought or any other agreement or relationship with such person (other than nominal filing and application fees and reasonable and customary consent fees).

     "Confidential Information" means any information concerning the businesses and affairs of the Advisor or CHP, if any, that is not already generally available to the public.

     "CREG" has the meaning set forth in the preface above.

     "Deficiency Dividend" means either (a) any deficiency dividend within the meaning of Section 860(f) of the Code, or (b) any distribution pursuant to
Section 852(e) of the Code or the application of principles similar thereto pursuant to the regulations promulgated under Section 857(a)(2) of the Code in connection with the distribution of earnings and profits (within the meaning of the Code) that have been accumulated in, or are attributable to, any taxable period of the Advisor through and including the Effective Time.

     "Determination" has the meaning set forth in Section 12.1 below.

     "Development Company" has the meaning set forth in the Section 7.6 below.

     "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article 7 below.

     "Effective Time" has the meaning set forth in Section 2.2 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Stock Purchase Agreement" means each of the CNL Hospitality Corp. Employee Stock Purchase Agreements dated March 23, 2004, by and among the Advisor, CREG and each of James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison, III, C. Brian Strickland, John A. Griswold, and Barry A.N. Bloom, as amended (except as to James M. Seneff, Jr. and Robert A. Bourne) by that certain First Amendment to CNL Hospitality Corp. Employee Stock Purchase Agreement dated as of June 17, 2004, and that certain Second Amendment to CNL Hospitality Corp. Employee Stock Purchase Agreement dated as of July 28, 2004.

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Employment Agreements" has the meaning set forth in the ninth paragraph of the Recitals above.

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Person" has the meaning set forth in Section 9.5(a)(i)(4) below.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fairness Opinion" has the meaning set forth in the fifth paragraph of the Recitals above.

     "FARS" has the meaning set forth in the preface above.

     "FARS Note" has the meaning set forth in Section 7.30 below.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Financial Statements" has the meaning set forth in Section 7.7 below.

     "Florida BCA" has the meaning set forth in the fifth paragraph of the Recitals above.

     "Florida LLCA" has the meaning set forth in the fifth paragraph of the Recitals above.

     "Former Merger Sub" has the meaning set forth in the preface above.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Guarantor" has the meaning set forth in the preface above.

     "Hospitality Asset" has the meaning set forth in Section 9.5(a)(ii) below.

     "Hospitality Asset Agreement" has the meaning set forth in Section 9.5(a)(ii) below.

     "Indemnifying Stockholders" has the meaning set forth in Section 12.1 below.

     "Initial Merger Agreement" has the meaning set forth in the second paragraph of the Recitals above.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) and domain name registrations, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Inter-Company FARS Final Payment Funding Note" means a promissory note in the principal amount of $7,625,000.00 issued by the Advisor to CREG or its Affiliate to evidence a loan made by CREG or its Affiliate to the Advisor that is solely to enable the Advisor to pay the final principal installment under the FARS Note due on June 30, 2006 and that has such terms that were approved in writing by the Special Committee, on behalf of CHP, prior to the making of such loan.

     "IRS" means the Internal Revenue Service.

     "Knowledge" means, (i) in the case of the Advisor, CHP and Guarantor, (A) the Actual Knowledge of the directors and executive officers of such corporation and (B) the knowledge the directors and executive officers of such corporation would have following a reasonable investigation and, (ii) in the case of the Stockholders, (A) the collective Actual Knowledge of all of the Stockholders (which, in the case of any Stockholder that is a corporation or other entity, shall mean the Actual Knowledge of the directors and executive officers of such Stockholder following a reasonable investigation) and (B) the collective knowledge the Stockholders would have following a reasonable investigation (which, in the case of any Stockholder that is a corporation or other entity, shall mean the knowledge the directors and executive officers of such Stockholder would have following a reasonable investigation). For the purposes of this Agreement, the knowledge of one Stockholder shall be attributed to the other Stockholders.

     "Known" and "Knowingly" mean that the Advisor, the Stockholders or CHP, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

     "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, joint or several, due or to become due, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person), including any liability or obligation for or with respect to Taxes or any other Losses (as defined below).

     "Listing" means the actual listing of CHP Common Shares on the NYSE or any other national securities exchange or U.S. inter-dealer quotation system.

     "Losses" has the meaning set forth in Section 12.1 below.

     "Luxury Hotel Industry Sector" has the meaning set forth in Section 9.5(a)(i) below.

     "Management Stockholders" means all the Stockholders other than CREG, Seneff, Bourne and FARS.

     "Majority Vote Charter Amendment" has the meaning set forth in Section 8.6 below.

     "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations, results of operations, condition (financial or otherwise) or future prospects of such Party; provided, however, that an adverse change in general business or economic conditions or an adverse change generally applicable to the industry in which such Party or any of its subsidiaries operate, and not specifically relating to such Party or any of its subsidiaries, so long as such adverse change does not have a materially greater adverse effect on such Party and its subsidiaries, taken as a whole, than on other participants in the industry in which such Party and its subsidiaries operate (other than as a result solely of such Party's size relative to other participants in the industry) shall not be deemed to constitute or shall not be taken into account in determining the occurrence of a material adverse effect.

     "Merger" has the meaning set forth in the fifth paragraph of the Recitals above.

     "Merger Consideration" has the meaning set forth in Section 4.1(a) below.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 7.7 below.

     "Most Recent Fiscal Quarter End" has the meaning set forth in Section 7.7 below.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "New Brand License Agreement" has the meaning set forth in Section 8.17 below.

     "NYSE" means The New York Stock Exchange, Inc.

     "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

     "Party" or "Parties" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Per Share Price" has the meaning set forth in Section 4.1(c) below.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or other entity.

     "Pledge and Security Agreement" has the meaning set forth in Section 8.20 below.

     "Post-Closing Straddle Period" has the meaning set forth in Section 9.8(f) below.

     "Post-Closing Straddle Period Taxes" has the meaning set forth in Section 9.8(f) below.

     "Pre-Closing Straddle Period" has the meaning set forth in Section 9.8(f) below.

     "Pre-Closing Straddle Period Taxes" has the meaning set forth in Section 9.8(f) below.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Proposed Indemnity Action" has the meaning set forth in Section 12.9 below.

     "Pro Rata Percentage" has the meaning set forth in Section 4.2 below.

     "Proxy Statement" has the meaning set forth in Section 8.6 below.

     "Recreational Properties and Facilities" has the meaning set forth in
Section 9.5(a)(i) below.

     "REIT" has the meaning set forth in Section 8.18 below.

     "Registration Rights Agreement" has the meaning set forth in Section 8.14 below.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Representative" has the meaning set forth in Section 12.3 below.

     "Right of First Refusal" has the meaning set forth in Section 9.5(a)(ii) below.

     "ROFR Notice" has the meaning set forth in Section 9.5(a)(ii) below.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seneff" has the meaning set forth in the preface above.

     "Seneff Family" means Seneff, Seneff's spouse, and Seneff's lineal descendants (including any adopted children) and their spouses.

     "Seneff Family Company" means a limited liability company, limited liability partnership, limited liability limited partnership or limited partnership of which (a) all of the members or partners, as the case may be, consist only of Seneff, members of the Seneff Family, one or more Seneff Family Trusts, or another Seneff Family Company, (b) Seneff is the controlling manager (in the case of a limited liability company), the controlling managing partner (in the case of a limited liability partnership) or the controlling general partner in the case of a limited partnership or limited liability limited partnership, and (c) its operating agreement (in the case of a limited liability company) or partnership agreement (in the case of a limited liability partnership, limited partnership, or limited liability limited partnership) prohibits the sale, assignment, transfer or gift of any member interest or partnership interest, as the case may be, to any Person other than (x) a member of the Seneff Family, (y) a Seneff Family Trust, or (z) another Seneff Family Company.

     "Seneff Family Trust" means a trust (x) as to which the only current beneficiaries are members of the Seneff Family and (y) whose trust agreement prohibits the transfer, assignment or distribution of any Advisor Common Stock owned by or on behalf of such trust to any Person other than Seneff prior to the Closing.

     "Special Committee" has the meaning set forth in the first paragraph of the Recitals above.

     "Stockholder Consideration" has the meaning set forth in Section 12.6 below.

     "Stockholder Indemnity Claim" has the meaning set forth in Section 12.2 below.

     "Stockholders" has the meaning set forth in the preface above.

     "Stockholders' Obligations" has the meaning set forth in Section 13.2 below.

     "Straddle Year" has the meaning set forth in Section 9.8(f) below.

     "Straddle Year Jurisdiction" has the meaning set forth in Section 9.8(f) below.

     "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

     "Surviving Company" has the meaning set forth in Section 2.1 below.

     "Takeover Statute" has the meaning set forth in Section 8.11 below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Tax Sharing Agreement" has the meaning set forth in Section 10.2(s) below.

     "Third Party Claim" has the meaning set forth in Section 12.4 below.

     "Tower II Lease" means that certain Lease Agreement between CNL Plaza II, Ltd., a Florida limited partnership, as the landlord, and the Advisor, as the tenant, dated as of November 23, 2005, for the "Premises" (as defined therein).

     "Tower II Office Space" means the "Premises" as defined in the Tower II Lease.

     "Transition Services Agreement" has the meaning set forth in Section 8.16 below.

     "Two-Thirds Vote Charter Amendment" has the meaning set forth in Section
8.6 below.

     "Working Capital Schedule" has the meaning set forth in Section 8.15 below.

                                    ARTICLE 2

                         MERGER; EFFECTIVE TIME; CLOSING

     2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida BCA and the Florida LLCA, at the Effective Time, CHPAC and the Advisor shall consummate the Merger in which (i) the Advisor shall be merged with and into CHPAC and the separate corporate existence of the Advisor shall thereupon cease, (ii) CHPAC shall be the successor or surviving company in the Merger and shall continue to be governed by the laws of the State of Florida and (iii) the separate existence of CHPAC as a limited liability company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The legal entity surviving the Merger is sometimes hereinafter referred to as the "Surviving Company." The Merger shall have the effects set forth in Section 607.11101 of the Florida BCA and Section 608.4383 of the Florida LLCA.

     2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, CHPAC and the Advisor shall (i) cause to be executed Articles of Merger in the form required by Section 607.1109 of the Florida BCA, which shall also constitute a Certificate of Merger in the form required by Section 608.4382 of the Florida LLCA (the "Articles/Certificate of Merger"), (ii) cause the Articles/Certificate of Merger to be filed with the Florida Department of State as provided in Section 607.1109 of the Florida BCA and Section 608.4382 of the Florida LLCA and (iii) make all other filings or recordings required under the Florida BCA and the Florida LLCA to consummate the Merger. The Merger shall become effective upon the later of (i) such time as the Articles/Certificate of Merger is duly filed with the Florida Secretary of State or (ii) such other time as is agreed upon by the Representative and CHP and specified in the Articles/Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

     2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, LLP, 450 South Orange Avenue, Suite 650, Orlando, Florida 32801, commencing at 9:00 a.m., Eastern Time, on the fifth (5th) business day following the fulfillment or waiver (to the extent permitted by applicable law) of the conditions set forth in Article 10 (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date, time or place as CHP and the Representative may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in
Article 10 (the "Closing Date").

                                    ARTICLE 3

                 ARTICLES OF ORGANIZATION; OPERATING AGREEMENT;
                    AND MANAGING MEMBER OF SURVIVING COMPANY

     3.1 Articles of Organization. The articles of organization of CHPAC, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company until thereafter amended as provided therein or under applicable law.

     3.2 Operating Agreement. The operating agreement of CHPAC, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until thereafter changed or amended as provided therein or under applicable law.

     3.3 Managing Member. The managing member of CHPAC immediately prior to the Effective Time shall be the managing member of the Surviving Company from and after the Effective Time until its successor has been duly elected, appointed or qualified or until its earlier removal in accordance with the articles of organization and operating agreement of the Surviving Company.

                                    ARTICLE 4

                              MERGER CONSIDERATION

     4.1 Merger Consideration; Conversion or Cancellation of Advisor Common Shares in Merger; Repayment of FARS Note or Inter-Company FARS Final Payment Funding Note. (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Advisor Common Shares shall be converted into the right to receive a total of 3,600,000 CHP Common Shares (subject to adjustment pursuant to the terms of Section 4.1(c) below), which total number of shares was calculated by dividing $72.0 million by the Per Share Price (such CHP Common Shares, the "Merger Consideration") pursuant to the terms of Section 4.2 below. As of the Effective Time, all Advisor Common Shares shall cease to be outstanding, and shall be canceled and retired and shall cease to exist, and each Stockholder, as the holder of certificates representing any of such Advisor Common Shares (the "Advisor Common Share Certificates"), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As of the Effective Time, all of the membership interests of CHPAC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding membership interests of the Surviving Company and shall be unchanged and remain solely owned by CHP.

          (b) In addition to the Merger Consideration payable to the Stockholders pursuant to this Agreement, at the Closing, (i) if the Closing Date is on or before June 30, 2006, CHP shall assume and repay, or cause to be repaid, in full the outstanding principal and accrued and unpaid interest on the FARS Note otherwise due and payable up to and including the Closing Date and the FARS Note shall be cancelled, or (ii) if the Closing Date is after June 30, 2006, CHP shall assume and repay, or cause to be repaid, in full the outstanding principal and accrued and unpaid interest on the Inter-Company FARS Final Payment Funding Note otherwise due and payable up to and including the Closing Date and the Inter-Company FARS Final Payment Funding Note shall be cancelled.

          (c) For purposes of adjustments to the number of CHP Common Shares issuable as part of the Merger Consideration and other provisions of this Agreement that require or call for a price per CHP Common Share, such price shall be deemed to be $20.00 per CHP Common Share (the "Per Share Price"); provided, however, that the Per Share Price and the number of CHP Common Shares issuable as part of the Merger Consideration shall be proportionately and appropriately adjusted in the event the number of outstanding CHP Common Shares is increased or decreased after the date of this Agreement and before the Effective Time on account of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other pro rata distribution payable in capital stock of CHP, but excluding any CHP Common Shares issued under any dividend reinvestment plan of CHP.

     4.2 Exchange of Certificates; Payment of Merger Consideration. At the Closing, upon surrender to CHP of the Advisor Common Share Certificates by the Stockholders for cancellation, properly endorsed for transfer, together with any other required documents, each of the Stockholders shall receive the Merger Consideration pro rata based on their relative equity interests in the Advisor as of the Closing Date, as set forth opposite such Stockholder's name on

Schedule I to the Agreement (which Schedule I will be amended to reflect any transfer of any Advisor Common Shares between the date of the Agreement and the Closing Date as contemplated in Section 4.4 below) (each such Stockholder's equity percentage set forth on Schedule I, its "Pro Rata Percentage"), and each of the Advisor Common Share Certificates so surrendered shall forthwith be canceled. Prior to the Closing, Schedule I shall be amended by CHP and the Advisor to reflect any adjustments that may be necessary in accordance with this Agreement to the number of CHP Common Shares to be delivered to each of the Stockholders pursuant to this Section 4.2 based on their Pro Rata Percentage of the Merger Consideration. The Stockholders shall also receive cash in lieu of fractional CHP Common Shares as contemplated by Section 4.3 below. If any Advisor Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Advisor Common Share Certificate to be lost, stolen or destroyed, and, if requested by CHP, the posting by such Stockholder of a bond in such reasonable amount as CHP reasonably may direct as indemnity against any claim that may be made against them with respect to such Advisor Common Share Certificate, CHP will issue in exchange for such lost, stolen or destroyed Advisor Common Share Certificate the CHP Common Shares to which the holder thereof is entitled pursuant to this
Section 4.2.

     4.3 Fractional CHP Common Shares. No certificates representing fractional CHP Common Shares shall be issued upon surrender of any Advisor Common Share Certificates in payment of any Merger Consideration. In connection with the payment of the Merger Consideration, in lieu of any fractional CHP Common Shares, there shall be paid to each holder of Advisor Common Shares who otherwise would be entitled to receive a fractional CHP Common Share an amount of cash (without interest) determined by multiplying such fraction by the Per Share Price.

     4.4 Transfer of Advisor Common Shares. (a) No transfers of Advisor Common Shares that are not expressly permitted by this Section 4.4 shall be made on the stock transfer books of the Advisor after the date of this Agreement, and (b) each Stockholder agrees not to transfer any Advisor Common Shares after the date of this Agreement and before the Closing Date to any Person that is not a Stockholder; provided, however, that, in the event of any transfer by a Stockholder to another Stockholder, the transferring Stockholder provides to CHP at least ten (10) business days' prior written notice of such intended transfer, which notice shall include a reasonably detailed summary of the terms and conditions of such intended transfer, including the consideration to be received by the transferring Stockholder for such Advisor Common Shares. Notwithstanding the foregoing, Seneff may transfer or gift all or some of his Advisor Common Shares to a Seneff Family Trust or to a Seneff Family Company; provided, however, that, (i) prior to such transfer, such Seneff Family Trust or Seneff Family Company execute and deliver an undertaking to become a Party to this Agreement and, except as provided in the last sentence of this Section 4.4, to have all the rights and obligations of a Stockholder hereunder and to approve this Agreement, the Merger and the other transactions contemplated in this Agreement and (ii) the Seneff Family Trust or a Seneff Family Company, as the case may be, qualifies as an "accredited investor" within the meaning of the Securities Act or the transfer to the Seneff Family Trust or Seneff Family Company is exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. In the case of any transfer of Advisor Common Shares made in accordance with this Section 4.4, CHP shall have the absolute right to amend this Agreement for the sole purpose of adding such transferee (to the extent such transferee is not already a Party to this Agreement) and to add such transferee's name and Pro Rata Percentage on Schedule I (or otherwise amend Schedule I to reflect such transfers). Seneff hereby agrees to assume and be responsible for (and the Seneff Family Trust or Seneff Family Company shall not be responsible for) the pro rata portion of any reimbursement, payment, indemnity or other obligation of the Seneff Family Trust or Seneff Family Company as a Stockholder that may or would otherwise be or have been attributable to the Seneff Family Trust or a Seneff Family Company pursuant to this Agreement and is owed or payable to CHP or CHPAC.

                                    ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders, severally, but not jointly, represents and warrants to CHP and CHPAC that the statements contained in this Article 5 are correct and complete as of the date hereof (and will be correct and complete as of the Closing Date as if made on and as of the Closing Date) with respect to itself or himself:

     5.1 Organization and Qualification. CREG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. FARS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2 Authorization of Transaction. Each of the Stockholders has full power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CREG and the Board of Managers of FARS. No other corporate proceedings on the part of CREG or FARS are necessary to authorize the consummation of the transactions contemplated hereby on behalf of CREG or FARS. This Agreement has been duly and validly executed and delivered by each of the Stockholders and constitutes the valid and legally binding obligation of each of the Stockholders, enforceable against such Stockholders in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles/Certificate of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 5.2 of the Disclosure Schedule (as defined below) or (B) may be required under the "blue sky" laws of various states, to the extent applicable.

     5.3 Noncontravention. Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by the Stockholders, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Stockholder is subject or any provision of its articles of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents, as applicable, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Stockholder is a party or by which it or he is bound or to which any of its or his assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Advisor or substantially impair or delay the consummation of the transactions contemplated hereby.

     5.4 Investment. (a) Each of the Stockholders who acquires CHP Common Shares in the Merger: (i) understands that the CHP Common Shares acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering and may not be offered or sold unless (A) such offer or sale has been registered under the Securities Act, (B) such offer or sale is made in conformity with the applicable holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or (C) in the written opinion of counsel reasonably acceptable to CHP, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such CHP Common Shares; (ii) is acquiring the CHP Common Shares solely for its or his own account for investment purposes, and not with a view towards the distribution thereof; (iii) is an "accredited investor" (as such term is defined in Regulation D under the Securities Act) and is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning CHP, including, without limitation,
(A) the most recent annual report on Form 10-K, (B) any quarterly reports on Form 10-Q since the most recent annual report on Form 10-K, (C) any current reports on Form 8-K since December 31, 2004, in each case as filed by CHP under the Securities Exchange Act, and (D) the most recent annual report to stockholders of CHP, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding CHP Common Shares; and (v) is able to bear the economic risk and lack of liquidity inherent in holding CHP Common Shares which have not been registered under the Securities Act.

          (b) Each of the Stockholders who acquires CHP Common Shares in the Merger represents that it or he has been advised and understands that, subject to applicable federal and state securities laws, stop transfer instructions will be given to CHP's transfer agent with respect to such CHP Common Shares and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for such CHP Common Shares or any substitutions therefor:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER

DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER."

     5.5 Advisor Common Shares. Except as set forth in Section 7.2 of the Disclosure Schedule, each of the Stockholders holds of record and owns beneficially the number and class of the Advisor Common Shares set forth next to its or his name in Section 7.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth on Section 5.5 of the Disclosure Schedule, none of the Stockholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Stockholders to sell, transfer, or otherwise dispose of any the Advisor Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Advisor Common Shares.

                                    ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES OF CHP AND CHPAC

     CHP and CHPAC jointly and severally represent and warrant to the Stockholders and the Advisor that the statements contained in this Article 6 are correct and complete as of the date hereof (and will be correct and complete as of the Closing Date as if made on and as of the Closing Date):

     6.1 Organization of CHP and CHPAC. CHP is a corporation, and CHPAC is a limited liability company, duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be.

     6.2 Capital Stock and Membership Interests. The authorized capital stock of CHP consists of 3,675,000,000 equity shares, 3,000,000,000 of which are CHP Common Shares, 75,000,000 of which are preferred shares, par value $.01 per share, and 600,000,000 of which are excess shares, par value $.01 per share. As of March 1, 2006, 152,883,062 CHP Common Shares, no preferred shares and no excess shares were issued and outstanding. Since December 31, 2005, CHP has not issued any shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase CHP Common Shares or pursuant to CHP's dividend reinvestment plan. All outstanding CHP Common Shares are, and all CHP Common Shares issuable under stock option plans of CHP or pursuant to CHP's dividend reinvestment plan will be when issued in accordance with the terms thereof duly authorized, validly issued, fully paid and nonassessable. Except for the CHP Common Shares reserved for issuance pursuant to stock option plans of CHP or CHP's dividend reinvestment plan, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which CHP is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. CHP is the sole member of CHPAC, and CHPAC has no other issued and outstanding equity or similar interests.

     6.3 Authorization for CHP Common Shares. The CHP Common Shares issued as Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of CHP will have any preemptive right or similar rights of subscription or purchase in respect thereof. The CHP Common Shares issued as Merger Consideration will, subject to the accuracy of the Stockholders' representations contained in Section 5.4 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws.

     6.4 Authorization of Transaction. Each of CHP and CHPAC has full corporate or lawful power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, subject to the approval of the Merger at the CHP Stockholder Meeting by the affirmative vote of at least a majority of the votes cast on the Merger by holders of CHP Common Shares entitled to vote thereon (other than CHP Common Shares owned of record or beneficially by interested directors or their Affiliates), provided that the total votes cast represent over 50% of the CHP Common Shares entitled to vote on the Merger (the "CHP Stockholder Approval"), as required pursuant to this Agreement. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Board of Directors of CHP and by CHP, as the sole member of CHPAC. Other than the CHP Stockholder Approval that is required pursuant to this Agreement, no other corporate or legal proceedings on the part of CHP and CHPAC are necessary to authorize the consummation of the Merger on behalf of CHP and CHPAC. This Agreement constitutes the valid and legally binding obligation of each of CHP and CHPAC, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to CHP or CHPAC in connection with the execution and delivery of this Agreement or the consummation of the Merger, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles/Certificate of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "blue sky" laws of various states, to the extent applicable.

     6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by CHP or CHPAC, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either CHP or CHPAC is subject or any provision of CHP's articles of incorporation or by-laws or CHPAC's articles of organization or operating agreement, as the case may be, or
(B) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either CHP or CHPAC is a party or by which it is bound or to which any of its assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CHP or CHPAC or substantially impair or delay the consummation of the transactions contemplated hereby.

     6.6 Brokers' Fees. Except for the fees and expenses paid or payable to Lehman Brothers, Inc. with respect to the delivery of the Fairness Opinion to the Special Committee, including any updates thereto, and in connection with the Initial Merger Agreement and related advisory services in connection with the Initial Merger Agreement and this Agreement, neither CHP nor CHPAC has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger.

     6.7 Proxy Statement. The Proxy Statement will not at the time filed with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by CHP with respect to statements made therein based on information supplied by or on behalf of the Stockholders or the Advisor for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act.

     6.8 SEC Documents. Since January 1, 2005, CHP has filed with the SEC all reports and other documents required to be filed by it during such period under the Securities Exchange Act (the "CHP SEC Documents"). At the respective times they were filed, none of the CHP SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent corrected in a subsequently filed CHP SEC Document. The consolidated financial statements (including in each case any notes thereto) of CHP included in the CHP SEC Documents were prepared in conformity with GAAP consistently applied throughout the periods covered thereby (except in each case as described in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of CHP and its consolidated subsidiaries as at the respective dates thereof and for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments and to any other adjustments described therein), except to the extent corrected in a subsequently filed CHP SEC Document.

                                    ARTICLE 7

              REPRESENTATIONS AND WARRANTIES CONCERNING THE ADVISOR

     The Stockholders (other than FARS and, in the case of Sections 7.11(a) and 7.11(e), other than the Management Stockholders) and the Advisor represent and warrant to CHP and CHPAC that the statements contained in this Article 7 are correct and complete as of the date hereof (and will be correct and complete as of the Closing Date as if made on and as of the Closing Date), except as set forth in the disclosure schedule delivered by the Stockholders (other than FARS) and the Advisor to CHP and CHPAC immediately prior to the execution and delivery of this Agreement (the "Disclosure Schedule"); it being understood that with respect to any matter included in Sections 7.9, 7.10, 7.11(a), 7.11(c), 7.15(f), 7.19, 7.21 or 7.23 of
the Disclosure Schedule, for purposes of the indemnification provided in Article 12, such matter shall be treated as if such matter was not included in the Disclosure Schedule and shall continue to be the subject of and covered by the indemnification provisions of Article 12 of this Agreement notwithstanding its inclusion therein. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 7.

     7.1 Organization, Qualification, and Corporate Power. Each of the Advisor and the Development Company (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Each of the Advisor and the Development Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the Merger. Except as set forth in Section
7.1 of the Disclosure Schedule, each of the Advisor and the Development Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to be so licensed, permitted or authorized would not have a Material Adverse Effect on the Advisor. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the articles of incorporation and by-laws of the Advisor and the Development Company (in each case, as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Advisor and the Development Company are correct and complete in all material respects. Each of the Advisor and the Development Company is not in default under or in violation of any provision of its articles of incorporation or by-laws. All corporate actions taken by the Advisor and the Development Company have been taken in compliance with all applicable provisions of the Florida BCA.

     7.2 Capitalization. The entire authorized capital stock of the Advisor consists of (i) 10,000 shares of Class A common stock, $1.00 par value per share, of which 2,000 shares are issued and outstanding, and (ii) 5,000 shares of Class B common stock, $1.00 par value per share, of which 1,377.11 shares are issued and outstanding. No Advisor Common Shares are held in treasury. All of the issued and outstanding Advisor Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the respective Stockholders as set forth in Section 7.2 of the Disclosure Schedule. The entire authorized capital stock of the Development Company (as defined below) consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Development Company have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by the Advisor. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Advisor or the Development Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Advisor or the Development Company. Except as set forth in Section 7.2 of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Advisor Common Shares or any shares of capital stock of the Development Company.

     7.3 Authorization of Transaction. The Advisor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Advisor. No other corporate proceedings on the part of the Advisor are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Advisor. This Agreement constitutes the valid and legally binding obligation of the Advisor, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Advisor or any subsidiary of the Advisor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles/Certificate of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 7.3 of the Disclosure Schedule or (B) may be required under the "blue sky" laws of various states, to the extent applicable.

     7.4 Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Advisor, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Advisor or the Development Company is subject or any provision of the articles of incorporation or bylaws of the Advisor or the Development Company or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, license, instrument, or other arrangement to which the Advisor or the Development Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

     7.5 Title to Assets. Except as set forth on Section 7.5 of the Disclosure Schedule, each of the Advisor and the Development Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than those disclosed in the Most Recent Balance Sheet), except for properties and assets disposed of in the Ordinary Course of

Business since the date of the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet.

     7.6 Subsidiaries. The Advisor's business is conducted entirely by and through the Advisor and its wholly owned subsidiary, CNL Hotel Development Company, a Florida corporation (the "Development Company"). The Advisor has no direct or indirect Subsidiaries, operating or otherwise, other than the Development Company, nor are there any other entities that the Advisor otherwise directly or indirectly controls or in which it has any ownership or other interest, and the Advisor does not have the right or obligation to acquire any shares of stock or other interest in any other Person. The Stockholders (other than FARS) or any other Affiliates have not taken or omitted to take any action which has resulted in, or will result in, the Advisor being or becoming a party to or bound by, any agreement, arrangement or understanding to which the Advisor will remain obligated or bound following the Closing, relating to the acquisition by the Advisor of any entity or all or substantially all of the assets of any Person.

     7.7 Financial Statements. The Advisor has delivered to CHP its (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2002, December 31, 2003, and December 31, 2004 and (ii) preliminary unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the three- and twelve-months ended December 31, 2005 (the "Most Recent Fiscal Quarter End") (the financial statements described in clauses (i) and (ii) of this Section 7.7 are hereinafter referred to as the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Advisor as of such dates and the results of operations of the Advisor for such periods, and are consistent with the books and records of the Advisor (which books and records are correct and complete in all material respects); provided that, the Most Recent Financial Statements do not contain any notes.

     7.8 Events Subsequent to December 31, 2003. Since December 31, 2003, there has not been any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. Without limiting the generality of the foregoing, except as set forth on Section 7.8 of the Disclosure Schedule, since that date:

          (a) each of the Advisor and the Development Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (b) each of the Advisor and the Development Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business, other than contracts or subcontracts entered into in the Ordinary Course of Business by the Development Company involving less than $100,000;

          (c) no Person (including the Advisor and the Development Company) has accelerated, terminated, modified, or canceled any material agreement, contract, lease, or license

(or series of related agreements, contracts, leases, and licenses) to which the Advisor or the Development Company is a party or by which it is bound;

          (d) each of the Advisor and the Development Company has not imposed any Security Interest upon any of its assets, tangible or intangible other than in the Ordinary Course of Business;

          (e) each of the Advisor and the Development Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

          (f) each of the Advisor and the Development Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          (g) each of the Advisor and the Development Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

          (h) each of the Advisor and the Development Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (i) each of the Advisor and the Development Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

          (j) each of the Advisor and the Development Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (k) there has been no change made or authorized in the articles of incorporation or by-laws of the Advisor or the Development Company;

          (l) each of the Advisor and the Development Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (m) each of the Advisor and the Development Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (n) each of the Advisor and the Development Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (o) each of the Advisor and the Development Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (p) each of the Advisor and the Development Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

          (q) each of the Advisor and the Development Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (r) each of the Advisor and the Development Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (s) each of the Advisor and the Development Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

          (t) each of the Advisor and the Development Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (u) to the Knowledge of the Stockholders and the Advisor, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Advisor or the Development Company; and

          (v) to the Knowledge of the Stockholders and the Advisor, each of the Advisor and the Development Company is not under any legal obligation, whether written or oral, to do any of the foregoing.

     7.9 Undisclosed Liabilities. Neither the Advisor nor the Development Company has any Liability (and to the Knowledge of the Advisor and the Stockholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities which are reflected in, reserved against or otherwise described in the Most Recent Balance Sheet (including the notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which are not material, individually or in the aggregate. As of the Closing, the Advisor will not have any Liabilities other than as set forth on
Section 7.9 of the Disclosure Schedule.

     7.10 Legal Compliance. Each of the Advisor and the Development Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the violation of which could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except as disclosed in Section 7.10 of the Disclosure Schedule.

     7.11 Tax Matters.

          (a) Except as disclosed in Section 7.11(a) of the Disclosure Schedule, all Tax Returns required to have been filed with any taxing authority by or on behalf of the Advisor or the Development Company, including, without limitation, any Tax Returns required to be filed with any state, have been timely filed (taking into account any extensions). All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Advisor or the Development Company (whether or not shown on any filed Tax Return and whether or not yet due) have been paid, or, if such Taxes are not yet due, the obligation to pay such Taxes is set forth on the Most Recent Financial Statements. Without limiting the foregoing, neither the Advisor nor the Development Company will have any Liability for Taxes, whether or not yet payable, for the taxable period of the Advisor and the Development Company that includes the Effective Time, other than Taxes payable solely by reason of the Merger failing to qualify as a reorganization under Section 368(a) of the Code (if such Taxes would not have been imposed in such taxable period had the Merger qualified as a reorganization under Section 368(a) of the Code), in excess of the amounts actually paid by or on behalf of the Advisor or the Development Company at or prior to the Effective Time to the applicable taxing authority or to be paid timely after the Effective Time by the Guarantor, on behalf of the Advisor, in connection with any consolidated, combined or unitary Tax Returns including the Advisor or the Development Company and the Guarantor. Except as disclosed in Section 7.11(a) of the Disclosure Schedule, neither the Advisor nor the Development Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Advisor and the Development Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Advisor or the Development Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Each of the Advisor and the Development Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) To the Knowledge of the Advisor and each Stockholder, no Basis exists for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Advisor or the Development Company either (A) claimed or raised by any authority in writing or (B) as to which the Advisor or any of the Stockholders has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Advisor and the Development Company for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

          (d) Neither the Advisor nor the Development Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The Advisor has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Advisor has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments (whether in connection with the Merger or otherwise) that would not be deductible under Code
Section 280G. The Advisor is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Advisor and the Development Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Advisor nor the Development Company is a party to any Tax allocation or sharing agreement, except as disclosed in Section 7.11(e) of the Disclosure Schedule. Neither the Advisor nor the Development Company (a) has, or as of the Effective Time will have, incurred any Liability with respect to (i) any deferred intercompany gain within the meaning of Treas. Reg. Section 1.1502-13 or (ii) any excess loss account (within the meaning of Treas. Reg. Section 1.1502-19) with respect to any subsidiary of the Advisor, or (b) has any Liability for the Taxes of any Person (other than the Advisor or the Development Company, as applicable) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) Except as set forth on Section 7.11(f) of the Disclosure Schedule, each of the Advisor and the Development Company does not, and will not as of the Effective Time, (i) own directly any "securities" of any issuer (within the meaning of Section 856(c)(4) of the Code, other than assets described in Section 856(c)(4)(A) of the Code); or (ii) own directly an interest in any entity treated as a partnership or a disregarded entity for federal income tax purposes.

          (g) Neither the Advisor nor the Development Company will have as of the Effective Time, any current or accumulated earnings and profits (as calculated for federal income tax purposes).

     7.12 Real Property.

          (a) Section 7.12 of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to the Advisor and the Development Company and sets forth a list of all leases and subleases to which the Advisor or the Development Company is a party. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the leases and subleases listed in Section 7.12 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 7.12 of the Disclosure Schedule:

               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (ii) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

               (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the lease or sublease has repudiated any provision thereof;

               (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (vi) the Advisor has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (vii) all facilities leased or subleased thereunder have received and maintained all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained by the Advisor or the Development Company, as applicable, in accordance with applicable laws, rules, and regulations; and
(viii) all facilities leased or subleased thereunder are supplied with all utilities and other services necessary for the operation of said facilities.

     7.13 Intellectual Property.

          (a) Except as set forth on Section 7.13 of the Disclosure Schedule, each of the Advisor and the Development Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Advisor and the Development Company as presently conducted. Each item of Intellectual Property owned or used by the Advisor and the Development Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Company on similar terms and conditions immediately subsequent to the Closing hereunder, subject to the execution and delivery of the New Brand License Agreement and the receipt of third party consents and/or other arrangements described in Section 7.13 of the Disclosure Schedule. Each of the Advisor and the Development Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. There is no pending dispute with any current or former officer, employee or consultant of the Advisor or the Development Company regarding ownership of Intellectual Property used in the operation of the businesses of the Advisor or the Development Company as presently conducted. There is no Intellectual Property that is material to the business of the Advisor or the Development Company other than as set forth on Section 7.13 of the Disclosure Schedule.

          (b) Neither the Advisor nor the Development Company has Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and each of the Stockholders (other than FARS) and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Advisor and the Development Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Advisor or the Development Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Advisor and the Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Advisor or the Development Company.

          (c) No patent, trademark or copyright registrations have been issued to or assigned to the Advisor or the Development Company with respect to any Intellectual Property.

          (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party, including employees and consultants of the Advisor or the Development Company, owns and that the Advisor or the Development Company uses, identifying whether the use is pursuant to license, sublicense, agreement, or other permission. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

          (e) To the Knowledge of the Advisor and the Stockholders, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Advisor's and the Development Company's business as presently conducted.

     7.14 Tangible Assets. Except as set forth on Section 7.14 of the Disclosure Schedule, each of the Advisor and the Development Company owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Except as set forth on Section 7.14 of the Disclosure Schedule, each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets necessary to conduct the Advisor's and the Development Company's business as it is currently being conducted and as it is contemplated to be conducted in the future.

     7.15 Contracts. Section 7.15 of the Disclosure Schedule lists the following contracts and other agreements to which the Advisor or the Development Company is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

          (b) any agreement or arrangement concerning a partnership or joint venture;

          (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (d) any agreement concerning confidentiality or noncompetition;

          (e) any agreement or arrangement between the Advisor or the Development Company, on the one hand, and any of the Stockholders or their Affiliates, on the other hand;

          (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (g) any agreement or arrangement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

          (h) any agreement or arrangement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

          (i) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement.

The Stockholders (other than FARS) have delivered to CHP a correct and complete copy of each written agreement listed in Section 7.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement or arrangement referred to in Section 7.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Advisor is not, and to the Knowledge of the Advisor and the Stockholders, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

     7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Advisor and the Development Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Advisor.

     7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Advisor or the Development Company except as disclosed in Section 7.17 of the Disclosure Schedule.

     7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Advisor or the Development Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer and the name of the policyholder;
(iii) the policy number and the period of coverage; and (iv) the amount of coverage. Except as set forth on Section 7.18 of the Disclosure Schedule, with respect to each such insurance policy to the Knowledge of the Stockholders and the Advisor: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Advisor, the Development Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Advisor and the Development Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Advisor and the Development Company and any claims pending under any insurance policies currently in effect.

     7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance in which the Advisor or the Development Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party to, or to the Knowledge of the Advisor is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as otherwise described in
Section 7.19 of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 7.19 of the Disclosure Schedule could result in any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. None of the Stockholders has any specific reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Advisor.

     7.20 Employees. To the Knowledge of the Stockholders and the Advisor, no executive, key employee, or group of employees currently has any plans to terminate employment with the Advisor or the Development Company, as applicable, as a result of this Agreement. Neither the Advisor nor the Development Company has committed any unfair labor practice. Neither the Advisor nor the Development Company is or has been a party to any collective bargaining (or other similar) agreement, nor is any such agreement presently being negotiated. None of the Stockholders or the Advisor has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Advisor or the Development Company. Section 7.20 of the Disclosure Schedule sets forth the names of all employees of the Advisor and the Development Company and the annual salary and bonuses paid or accrued for the year ended December 31, 2004, and for the period from January 1, 2005 through September 30, 2005, and any commitments by the Advisor or the Development Company entered into on or prior to the date hereof to pay any further bonuses for or increase in the salary of each such person set forth in
Section 7.20 of the Disclosure Schedule. The employees of the Advisor and the Development Company set forth on Section 7.20 of the Disclosure Schedule constitute all employees necessary in order to conduct the Advisor's business as it is currently being conducted.

     7.21 Employee Benefits.

          (a) Section 7.21 of the Disclosure Schedule lists each Employee Benefit Plan that the Advisor and the Development Company maintains or has maintained or to which the Advisor or the Development Company contributes or has contributed or to which the employees of the Advisor or the Development Company are subject or have been subject.

          (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          (c) Except as set forth on Section 7.21 of the Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Advisor. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code 401(a) and has received, within the last two years, a favorable determination letter from the IRS.

          (f) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

          (g) The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (h) Except as set forth in Section 7.21(h) of the Disclosure Schedule, with respect to each Employee Benefit Plan that the Advisor or the Development Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

               (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

               (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

               (iii) Neither the Advisor nor the Development Company has incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Advisor or the Development Company has any reason to expect that the Advisor or the Development Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (i) Neither the Advisor nor the Development Company contributes to, has ever contributed to, or has ever been required to contribute to, any Multiemployer Plan or has ever had any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (j) Neither the Advisor nor the Development Company maintains or contributes to, or has ever maintained or contributed to, or has ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

     7.22 Guaranties. Except as described in Section 7.22 of the Disclosure Schedule, neither the Advisor nor the Development Company is a guarantor of or is otherwise liable for, any Liability or obligation (including indebtedness) of any other Person.

     7.23 Environment, Health, and Safety.

          (a) Each of the Advisor and the Development Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Advisor and the Development Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental,

Health, and Safety Laws. A list of all permits, licenses and other authorizations required by Environmental, Health and Safety Laws is listed on
Section 7.23 of the Disclosure Schedule and none of such permits, licenses and authorizations require notice or consent or any other action to remain in full force and effect following consummation of the transactions contemplated by this Agreement.

          (b) Neither the Advisor nor the Development Company has any material Liability, and there are no Known facts, circumstances or conditions that could result in material Liability, and neither the Advisor nor the Development Company has handled or disposed of any substance, arranged for the treatment or disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Advisor or the Development Company giving rise to any Liability with respect to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (c) Except as set forth on Section 7.23(c) of the Disclosure Schedule, all properties and equipment owned or leased by the Advisor and the Development Company have been free of friable asbestos in concentrations greater than one percent (1%), PCBs, toxic mold, underground storage tanks, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

          (d) The Advisor has furnished to CHP copies of all environmental assessments, reports, audits, and other documents in its possession or under its control that relate to the environmental condition of any real property currently or formerly owned or operated by the Advisor or the Development Company and the Advisor's and the Development Company's compliance with Environmental Health and Safety Laws. All such information and documents are accurate and complete.

     7.24 Proxy Statement. To the Knowledge of the Stockholders and the Advisor, none of the information supplied or to be supplied by any of the Stockholders or the Advisor for inclusion in the Proxy Statement will, at the time of filing the Proxy Statement with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such information, in light of the circumstances under which they are made, not misleading.

     7.25 Relationships with Tenants and Managers. The Advisor's and the Development Company's respective relationships with CHP's existing tenants and managers are sound, and there is no Basis to believe that any of CHP's primary tenants and managers will materially and adversely change the manner in which they currently conduct business with CHP.

     7.26 Brokers' Fees. Except for the fees and expenses paid to Stifel, Nicolaus & Co., Inc., successor by acquisition to Legg Mason Wood Walker, Incorporated, with respect to the Merger or in connection with the Initial Merger Agreement as previously disclosed in writing by the Advisor to CHP, which fees and expenses are to be paid by the Advisor at or prior to the

Closing (consistent with Section 8.15), the Advisor has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or in connection with the Initial Merger Agreement. The Advisor has delivered to CHP a copy of any engagement letter or similar agreement between the Advisor and Stifel, Nicolaus & Co., Inc., successor by acquisition to Legg Mason Wood Walker, Incorporated.

     7.27 Transactions with Related Parties. There is no (i) loan outstanding from or to the Advisor or the Development Company from or to any employee, officer, director or Affiliate of the Advisor or the Development Company, (ii) agreement between the Advisor or the Development Company, on the one hand, and any employee, officer, director or Affiliate, on the other hand, that is not reflected in Section 7.15 of the Disclosure Schedule, (iii) agreement requiring payments to be made on a direct or indirect change of control of the Advisor or the Development Company or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of the Advisor or the Development Company or (iv) agreement between the Advisor or the Development Company and any Person giving any Person the right to appoint or nominate any person as a director of the Advisor or the Surviving Company or the Development Company.

     7.28 Books and Records. The books and records of each of the Advisor and the Development Company are complete and correct and have been maintained in accordance with good business practices and applicable legal requirements, and contain a true and complete record of all meetings or proceedings of the Board of Directors and stockholders of the Advisor and the Development Company. The stock ledger of each of the Advisor and the Development Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Advisor and the Development Company, respectively.

     7.29 Disclosure. The representations and warranties contained in this
Article 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 7 not misleading.

     7.30 FARS Note. The aggregate amount of principal and accrued and unpaid interest outstanding as of the date hereof on that certain promissory note dated as of June __, 2001 issued by the Advisor to and for the benefit of FARS (the "FARS Note") is $7,875,000 and the amortization and payment schedule for the FARS Note is described on Section 7.30 of the Disclosure Schedule.

     7.31 Net Working Capital. The working capital (i.e., current assets minus current liabilities) of the Advisor as of the Closing Date will not be less than zero, after giving effect to the Cash Reserve and not taking into account the FARS Note or the Inter-Company FARS Final Payment Funding Note, as applicable.
Section 7.31 of the Disclosure Schedule sets forth all Known Liabilities of the Advisor other than current liabilities, including the amounts thereof, outstanding as of the date of this Agreement and expected to be outstanding as of the Closing Date.

     7.32 Expenses. Section 7.32(a) of the Disclosure Schedule sets forth a complete list, listed by type and by estimated amount, of all anticipated fees and expenses, that the Advisor has Knowledge could accrue or be payable by CHP to the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates between the date of this Agreement and the Closing Date pursuant to the applicable Advisory Agreement or pursuant to any other agreements or arrangements between CHP and the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates in effect as of the date of this Agreement. From and after the Closing Date, to the Knowledge of the Advisor, except as set forth on Section 7.32(b) of the Disclosure Schedule, no additional fees or expenses are contemplated to be required to be paid by CHP or the Surviving Company to any member of the CNL Group, the CNL Group or any of their respective Affiliates in order to enable the Surviving Company to conduct its businesses following the Merger in substantially the same manner as the business of the Advisor was conducted prior to the Merger.

     7.33 Knowledge of Certain Transactions. Except as described in Section 7.33 of the Disclosure Schedule, neither the Advisor nor any Stockholder has Knowledge of (a) any arrangements or understandings within the past twelve (12) months with third parties relating to a sale of all or substantially all of CHP's assets or a merger, business combination, direct or indirect change of control transaction or any similar transaction involving CHP (other than the Merger), and there are no discussions or negotiations regarding any such arrangements or understandings with third parties regarding any such transactions, or (b) any facts or circumstances that would make any representation or warranty of CHP or CHPAC which is contained in this Agreement or in any schedule, exhibit or certificate delivered pursuant hereto not true or correct.

     7.34 Transition Services Agreement and New Brand License Agreement. CHP will receive under the Transition Services Agreement and the New Brand License Agreement all of the administrative services (except for those administrative services provided directly by the Advisor or otherwise provided to CHP by one or more third parties) and other rights from the applicable Affiliate(s) of Guarantor reasonably necessary to operate the Advisor's business in the same manner as conducted by the Advisor immediately prior to the Closing Date.

                                   ARTICLE 8

                              ADDITIONAL COVENANTS

     8.1 General.

          (a) Notwithstanding anything in this Article 8 to the contrary, FARS shall not be subject to any obligation or liabilities under any of the provisions of this Article 8 other than Section 8.14.

          (b) During the period from the date of this Agreement until the Effective Time, each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Merger (including satisfaction, but not waiver, of the closing conditions set forth in Article 10 below).

     8.2 Notices and Consents. During the period from the date of this Agreement until the Effective Time, (i) the Advisor shall give any notices to third parties and shall use commercially reasonable efforts to obtain any third party consents that CHP may reasonably request in connection with the matters listed on Section 7.4 of the Disclosure Schedule or referred to in Section 7.4 above, and (ii) each of the Parties shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies listed on Section 5.2 or 7.3 of the Disclosure Schedule and in connection with the matters referred to in Section 5.2, Section 6.4, and
Section 7.3 above.

     8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement until the Effective Time, the Advisor will, and the Advisor and the Stockholders will not take any action and the Stockholders will not cause or permit the Advisor to take any action that adversely affects the ability of the Advisor to, (i) pursue its business in the Ordinary Course of Business, (ii) seek to preserve intact its current business organizations, (iii) keep available the service of its current officers and employees, (iv) preserve its relationships with customers, suppliers and others having business dealings with it and (v) consummate the Merger and the transactions contemplated thereby (including the satisfaction but not the waiver of any of the conditions set forth in Article 10 of this Agreement); and the Advisor will not and the Stockholders will not cause or permit the Advisor or the Development Company to, without the approval of the Special Committee on behalf of CHP in its sole discretion:

          (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the Advisor Common Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for the Advisor Common Shares outstanding on the date hereof; provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 8.3(a) shall not apply to any transfers made in accordance with Section 4.4 of this Agreement;

          (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Advisor Common Shares);

          (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the Stockholders in their capacities as stockholders of the Advisor; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution or dividend in respect of its capital stock at such times and in such manner and amount as may be consistent with the Advisor's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from April 1, 2004 through the Effective Time, to the extent not otherwise paid or distributed to the Stockholders), (ii) the payment of any dividend as shall be required to be paid by the Advisor in order to permit PricewaterhouseCoopers LLP to issue the letter required by Section 10.2(h),
(iii) any distribution of property necessary for the representation and warranty set forth in Section 7.11(g) to be true and correct, (iv) distributions to reduce to zero the Advisor's accumulated and current earnings and profits, (v) distributions of cash by the Advisor to the Stockholders immediately prior to the Closing, provided that the Advisor shall have provided to

CHP the Working Capital Schedule and otherwise complied with the terms and conditions of Section 8.15 of this Agreement and provided further that such distributions shall not result in a breach of any of the representations and warranties in Section 7.31 of this Agreement, or (vi) the dividend contemplated by Section 10.2(d) of this Agreement;

          (d) (i) grant any increases in the compensation of any of its directors, officers or executives (except as approved by the Special Committee on behalf of CHP in its sole discretion) or grant any increases in compensation to any of its employees outside the Ordinary Course of Business (except as approved by the Special Committee on behalf of CHP in its sole discretion), (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present,
(iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by the Special Committee on behalf of CHP in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee on behalf of CHP in its sole discretion, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Benefit Plan, except in the case of (i) through (v) inclusive, under and pursuant to the Employment Agreements;

          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

          (g) adopt any amendments to its articles of incorporation or by-laws, except as contemplated in Section 8.19 of this Agreement;

          (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the Ordinary Course of Business;

          (i) engage in the conduct of any business the nature of which is different from the business in which the Advisor or the Development Company, as applicable, is currently engaged;

          (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a direct or indirect change of control of the Advisor or the Development Company;

          (k) forgive any indebtedness owed to the Advisor or the Development Company or convert or contribute by way of capital contribution any such indebtedness owed;

          (l) authorize or enter into any agreement providing for management services to be provided by the Advisor or the Development Company to any third party or an increase in management fees paid by any third party under existing management agreements;

          (m) except as set forth in Section 7.22 of the Disclosure Schedule, mortgage, pledge, encumber, sell, lease or transfer any assets of the Advisor or the Development Company except as approved by the Special Committee on behalf of CHP in its sole discretion or as contemplated by this Agreement;

          (n) take any of the actions that would otherwise be prohibited under
Section 9.5 of this Agreement if such Section 9.5 were in effect at such time;

          (o) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

          (p) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

     8.4 Full Access. During the period from the date of this Agreement until the Effective Time, the Advisor shall permit representatives of CHP and CHPAC to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Advisor to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Advisor and the Development Company.

     8.5 Meeting of Stockholders. During the period from the date of this Agreement until the Effective Time, CHP will take all action necessary in accordance with applicable law and CHP's charter and by-laws to arrange for its stockholders to consider and vote upon the approval of the Merger at the CHP Stockholder Meeting to be held in connection with, among other things, the transactions contemplated by this Agreement. Subject to the fiduciary duties of CHP's Board of Directors under applicable law and after consultation with counsel, the Board of Directors of CHP shall recommend that the CHP stockholders approve the Merger. In connection with such recommendation, CHP shall use its commercially reasonable efforts to obtain such approval.

     8.6 Proxy Materials. As promptly as practicable after the execution and delivery of this Agreement, CHP shall prepare, and the Advisor and the Stockholders shall cooperate in the preparation of, a proxy statement and a form of proxy to be used in connection with the vote of CHP's stockholders with respect to the Merger on the terms and conditions of this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to CHP's stockholders, is herein called the "Proxy Statement"). CHP shall include in the Proxy Statement proposals with respect to amendments to the charter of CHP to reflect that CHP will have become self-advised and to conform more closely to the articles of incorporation of companies that are Listed, it being understood that certain of such amendments may require only the affirmative vote of holders of a majority of CHP's outstanding CHP Common Shares entitled to vote thereon (the "Majority Vote Charter Amendment") in substantially the form attached to this Agreement as Exhibit A or in such other form as CHP and the Advisor shall mutually agree in writing, and that certain of such amendments may require the affirmative vote of holders of two-thirds of CHP's outstanding CHP Common Shares entitled to vote thereon (the "Two-Thirds Vote Charter Amendment" and together with the Majority Vote Charter Amendment, the "CHP Charter Amendments"), with Exhibit B attached hereto reflecting both CHP Charter Amendments. CHP shall file the Proxy Statement with the SEC as soon as reasonably practicable after the date hereof, shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to stockholders of CHP at the earliest practicable date as permitted by the SEC and shall take all such action as may be reasonably necessary to qualify any CHP Common Shares to be received as Merger Consideration for offering and sale under applicable state securities or "blue sky" laws. If at any time prior to the Effective Time any event relating to or affecting the Advisor, the Stockholders or CHP shall occur as a result of which it is necessary, in the opinion of counsel for the Advisor and the Stockholders or of counsel for CHP to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time the CHP Stockholder Approval is sought, the Advisor, the Stockholders and CHP, respectively, will promptly notify the others thereof and, in the case of the Advisor or the Stockholders, will cooperate with CHP in the preparation of, and, in the case of CHP, will prepare and file, an amendment or supplement with the SEC and, if required, applicable state securities authorities, such that the Proxy Statement, as so supplemented or amended, will not at such time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and CHP will, as required by law, disseminate to its stockholders such amendment or supplement.

     8.7 Notice of Developments. During the period from the date of this Agreement until the Effective Time, each Party will give prompt written notice to the others of any material adverse development Known to such Party which results in, or is reasonably likely to result in, any of its or his own representations and warranties set forth in this Agreement above becoming untrue. No disclosure by any Party pursuant to this Section 8.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     8.8 Tax Matters. Each of the Stockholders, the Advisor, CHP and CHPAC agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a) of the Code to the extent permitted by law.

     8.9 Reorganization. During the period from the date of this Agreement until the Effective Time, none of the Advisor, the Stockholders, CHP or CHPAC shall take or cause to be taken an action, or fail to take an action, that could reasonably be expected to disqualify the Merger as a reorganization under
Section 368(a) of the Code.

     8.10 Delivery of Certain Financial Statements. Promptly after they become available, and in any event not later than the tenth business day prior to the Closing Date, the Advisor shall provide CHP with true and correct copies of its unaudited consolidated balance sheet as of September 30, 2005 and true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date thereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. In addition, promptly after they become available and in any event not later than the tenth business day prior to the Closing Date (if the Closing Date is subsequent to March 31,

2006), the Advisor shall provide CHP with true and correct copies of its audited consolidated balance sheet as of December 31, 2005 and the related audited statements of income and cash flows for the year ended December 31, 2005. Delivery of such financial statements shall be deemed to be a representation by the Advisor and the Stockholders (other than FARS) that such balance sheet (including the related notes, if any) presents fairly, in all material respects, the financial position of the Advisor as of the specified date, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments, as applicable.

     8.11 State Takeover Statutes. Each of CHP, CHPAC, the Advisor, the Stockholders (other than FARS) and the members of their respective Boards of Directors shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (each, a "Takeover Statute") is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

     8.12 Exclusivity. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, none of the Stockholders or the Advisor shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any portion of the assets of the Advisor (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Stockholders agrees that it shall not vote any Advisor Common Shares in favor of any such acquisition, including any such acquisition structured as a merger, consolidation, or share exchange (other than the Merger). The Stockholders and the Advisor shall notify CHP immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     8.13 Payment of FARS Note or Inter-Company FARS Final Payment Funding Note. During the period from the date of this Agreement through the earlier to occur of (x) the Closing Date or (y) June 30, 2006, the Advisor shall pay any principal and interest as it becomes due under the FARS Note. If the Closing has not occurred on or before June 30, 2006, during the period from June 30, 2006 through the Closing Date, the Advisor shall pay any interest as it becomes due under the Inter-Company FARS Final Payment Funding Note.

     8.14 Registration Rights Agreement. At the Closing, CHP and the Stockholders shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit C, except for such changes therein as may be agreed upon by the Representative and the Special Committee, on behalf of CHP, in their sole discretion, and provided that any change thereto that adversely affects the rights and obligations of FARS thereunder must also be approved in writing by FARS, which approval shall not be unreasonably withheld or delayed, it being acknowledged and agreed by the Parties that FARS would not be unreasonably withholding approval if FARS reasonably determines that such withholding is necessary in relation to its own interests (the "Registration Rights Agreement").

     8.15 Payment of Expenses/Cash Reserve. Prior to the Closing, the Advisor shall have satisfied or shall have set aside a cash reserve of the Advisor in an amount sufficient to satisfy (i) the payment of all Liabilities of the Advisor and the Stockholders in connection with the negotiation, execution and delivery of this Agreement, including the payment of any expenses due to any counsel of the Advisor or the Stockholders and to any brokers, finders or other agents of such Parties described in Section 7.26; it being understood and agreed that neither the Surviving Company nor CHP shall have any liability for the payment of such expenses or other liabilities except to the extent such amounts are included in the Cash Reserve), (ii) any Tax obligations of the Advisor with respect to any periods ending on or before the Closing Date (excluding amounts due for any Taxes with respect to the Advisor's participation in Guarantor's consolidated federal and state Tax Returns, all of which Taxes are and shall continue to be after the Effective Time a Liability of Guarantor), and (iii) any other Liabilities of the Advisor other than the FARS Note and any other Liabilities set forth on Section 8.15 of the Disclosure Schedule (collective, the "Cash Reserve"). At least two business days prior to the Closing, the Advisor shall provide CHP with a schedule showing the amount of the Cash Reserve and the amount of the estimated working capital of the Advisor as of the Closing before and after giving effect to such Cash Reserve (the "Working Capital Schedule"). No part of the Cash Reserve shall be distributed to the Stockholders at any time.

     8.16 Transition Services Agreement. At the Closing, CHP shall enter into a transition services agreement with Guarantor or its Affiliate in substantially the form agreed upon by CHP and Guarantor immediately prior to execution and delivery of this Agreement by the Parties (the "Transition Services Agreement").

     8.17 New Brand License Agreement. At the Closing, CHP shall enter into a licensing agreement with Guarantor or its Affiliate in substantially the form agreed upon by CHP and Guarantor immediately prior to execution and delivery of this Agreement by the Parties (the "New Brand License Agreement").

     8.18 Cooperation with Auditors. Prior to the Closing, the Stockholders shall provide to PricewaterhouseCoopers LLP all information reasonably available to the Stockholders that is necessary to calculate the accumulated and current earnings and profits of the Advisor as of the Effective Time, including, but not limited to, all necessary federal income Tax information relating to the Advisor, working papers created with respect to such Advisor Tax information, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such returns. Any information shall be treated as strictly confidential by PricewaterhouseCoopers LLP and every employee of, and advisor to, CHP and PricewaterhouseCoopers LLP; provided, however, that the foregoing shall not preclude CHP from sharing such information
(i) with its tax counsel for purposes of permitting such counsel to render opinions from and after the time of the Merger with respect to the qualification of CHP as a real estate investment trust as defined within Section 856 of the Code ("REIT") or (ii) with any third party, including investment banks and their counsel, performing due diligence with respect to CHP's continued qualification as a REIT following the Merger. The aforesaid confidentiality provisions shall not apply to the Surviving Company, as the successor to the Advisor in the Merger, or to CHP, as the parent of the Surviving Company, following the Merger.

     8.19 Amendment to the Articles of Incorporation of the Advisor. Prior to the Closing, the Advisor shall adopt and make effective any and all amendments to the articles of incorporation of the Advisor that are reasonably requested by the Special Committee on behalf of CHP to facilitate the Merger, subject to approval of the Advisor, which approval shall not be unreasonably withheld or delayed (the "Advisor Amendment").

     8.20 Pledge and Security Agreement. At the Closing, the Indemnifying Stockholders and CHP shall enter into a pledge and security agreement in substantially the form attached hereto as Exhibit D, except for such changes therein as may be agreed upon by the Representative and the Special Committee on behalf of CHP in its sole discretion (the "Pledge and Security Agreement").

     8.21 Additional Advisor Actions. The Advisor shall take all actions reasonably necessary to effect the transactions described on Section 8.21 of the Disclosure Schedule (the "Advisor Actions").

     8.22 CHP Note. At the Closing, the Advisor shall assign the CHP Note to the Stockholders in such manner as determined by the Stockholders and described in
Section 8.22 of the Disclosure Schedule.

     8.23 Tower II Lease. At the Closing, the Advisor shall assign the Tower II Lease and all of its rights and obligations as tenant thereunder to CHP, and CHP shall (i) assume all of the Advisor's rights and obligations as tenant under the Tower II Lease and (ii) reimburse Guarantor for its reasonably documented out-of-pocket costs and expenses incurred or paid as of the Closing Date in connection with (A) the purchase, on behalf of the Advisor, of the Advisor's furniture, fixtures and equipment for the Tower II Office Space, and (B) amounts paid by the Guarantor, on behalf of the Advisor, to the landlord under the Tower II Lease for the cost of improvements to the Tower II Office Space that are in excess of the tenant improvement allowance under said lease. Section 8.23 of the Disclosure Schedule includes a reasonably detailed description of the out-of-pocket costs and expenses and other amounts referred to in the immediately preceding clause (ii) incurred or paid by the Guarantor without any mark-up or profit by Guarantor, on behalf of the Advisor, as of the date of this Agreement and reasonably expected to be incurred or paid by the Guarantor, on behalf of the Advisor, prior to or as of the Closing Date.

                                   ARTICLE 9

                             POST-CLOSING COVENANTS

     The Parties agree as follows with respect to the period following the
Closing:

     9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 12 below). The Stockholders acknowledge and agree that from and after the Closing, the Surviving Company and CHP will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Advisor.

     9.2 Litigation Support. Without limiting Section 9.10, in the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Advisor, each of the other Parties will reasonably cooperate with such Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 12 below).

     9.3 Transition. None of the Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Advisor or the Development Company from maintaining the same business relationships with the Surviving Company after the Closing as it maintained with the Advisor and the Development Company prior to the Closing.

     9.4 Confidentiality. Each of the Stockholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to CHP or destroy, at the request and option of CHP, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholders will notify CHP promptly of the request or requirement so that CHP may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Stockholder may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his or its commercially reasonable efforts to obtain, at the request of CHP, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as CHP shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     9.5 Covenant Not to Compete; Right of First Refusal; Non-Solicitation.

          (a) In consideration of CHP, CHPAC's and the Advisor's entering into this Agreement pursuant to which, among other things, the Advisor Common Shares owned by each of CREG, James M. Seneff, Jr. and Robert A. Bourne will be converted into the right to receive such Party's respective Pro Rata Percentage of the Merger Consideration as contemplated herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and acknowledging hereby that each of CHP, CHPAC and the Advisor would not have agreed to enter into this Agreement and CHP would not have agreed to cause the payment of any portion of the Merger Consideration to such Party, in each case without such Party agreeing to enter into, and to honor the terms and conditions of this Section 9.5(a), each of Guarantor, CREG, James M. Seneff, Jr. and Robert
A. Bourne (collectively, the "CNL Group") hereby acknowledges that such Party shall be subject to, and hereby covenants and agrees to honor and comply with, the terms and conditions of this Section 9.5 following the Closing as follows:

               (i) During the period commencing on the Closing Date and terminating on the seventh (7th) anniversary of the Closing Date, each member of the CNL Group shall not, and shall cause each of their respective Affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe relating to the ownership, acquisition, development or management of luxury and upper upscale hotels and luxury resorts, each as classified by Smith Travel Research (the "Luxury Hotel Industry Sector"), including, but not limited to, (A) sponsoring or organizing, or assisting any other Person in sponsoring or organizing, an investment vehicle investing in the Luxury Hotel Industry Sector or (B) providing asset management or other advisory services to, or directly assisting another Person in providing asset management or advisory services to, any investment vehicle investing in the Luxury Hotel Industry Sector; provided, however, that (1) except as otherwise provided in clause (5) below, activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas (the "Recreational Properties and Facilities"), in which activities relating to the Luxury Hotel Industry Sector is only incidental to the primary purpose of such facility or property, shall not be deemed to violate this Section 9.5(a)(i), (2) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50% or more of the ownership interests of such facility exist on a fractional basis, shall not be deemed to violate this Section 9.5(a)(i), (3) the investment by any member of the CNL Group or any of their respective Affiliates in the properties listed on Section 9.5 of the Disclosure
Schedule in which such Persons have interests as of the date of this Agreement, shall not be deemed to violate this Section 9.5(a)(i), (4) activities taken by a Person that has issued securities that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act and that is a member of the CNL Group or an Affiliate of a member of the CNL Group shall not be deemed to violate this
Section 9.5(a)(i) if, at the time such Person becomes actively involved in pursuing plans to engage, and has knowingly taken affirmative steps to engage in such activities and for twelve (12) consecutive calendar months thereafter, no member of the CNL Group or Affiliate of a member of the CNL Group (A) serves as a director, officer or employee of or consultant to such Person or holds a similar position with such Person or its Subsidiary or direct or indirect parent corporation or entity (which may, for example, require a member of the CNL Group to resign from such positions with such Person or its Subsidiary or direct or indirect parent corporation or entity) or (B) beneficially owns more than five percent (5%) of the issued and outstanding securities of such Person (which may, for example, require a member of the CNL Group to dispose or disclaim beneficial ownership of certain securities of such Person or its Subsidiary or direct or indirect parent corporation or entity), as applicable (such Person or Affiliate referred to in the immediately preceding clause (A) or (B), an "Excluded Person"), (5) activities taken by CNL Income Properties, Inc. with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which activities relating to the Luxury Hotel Industry Sector generated fifty percent (50%) or more of the revenues of such recreational facility or recreational property during the most recently completed fiscal year or is reasonably expected to generate fifty percent (50%) or more of the revenue of such recreational facility or recreational property in the fiscal year following the stabilization of operations of such recreational facility or recreational property, shall not be deemed to violate this Section 9.5(a)(i) if and to the extent the applicable members of the CNL Group and its or their applicable Affiliates comply or cause compliance with the Right of First Refusal in Section 9.5(a)(ii) as if and to the same extent such recreational facility or recreational property was a Hospitality Asset for purposes of Section 9.5(a)(ii), in any case without regard to whether CNL Income Properties, Inc. is an Excluded Person, and (6) the covenant not to compete in this Section 9.5(a)(i) may be waived by prior written consent of CHP acting with and based upon the approval in their sole discretion of at least a majority of all of CHP's disinterested directors who are non-employee directors, it being understood that, for purposes of this Agreement, a director of CHP will be deemed not to be disinterested if such director is a member of the CNL Group or an Affiliate of any member of the CNL Group.

               (ii) During the period commencing on the Closing Date and terminating on the third (3rd) anniversary of the Closing Date, in the event that a member of the CNL Group or any of their respective Affiliates (other than an Excluded Person) (such member of the CNL Group or Affiliate thereof, the "CNL Group Party") enters into or executes and delivers any binding agreement, contract, letter agreement or other binding arrangement (a "Hospitality Asset Agreement") relating to the ownership or acquisition of any hotel, or other lodging asset in the United States of America, Canada or Europe outside of the Luxury Hotel Industry Sector (such hotel, resort, motel or other lodging asset, the "Hospitality Asset"), such CNL Group Party shall offer to CHP the right of first refusal to assume and perform (or cause one of its Subsidiaries to assume and perform) such Hospitality Asset Agreement (the "Right of First Refusal") in accordance with this Section 9.5(a)(ii), it being acknowledged and agreed by the Parties that (A) a Hospitality Asset Agreement would for purposes of this
Section 9.5(a)(ii) be deemed to be binding even if the only obligation of any party thereto is an obligation to negotiate definitive documentation in good faith and (B) such CNL Group Party(ies) shall not enter into or execute and deliver such Hospitality Asset Agreement unless and until such Hospitality Asset Agreement includes (1) an assignment provision that would enable such Hospitality Asset Agreement to be assigned by the CNL Group Party(ies) to CHP or one of its reasonably qualified Subsidiaries without the consent of the proposed counterparty(ies) thereto if CHP exercises its Right of First Refusal and (2) a requirement that if CHP exercises its Right of First Refusal the proposed counterparty(ies) to the Hospitality Asset Agreement produce or make available to CHP such financial information concerning the Hospitality Asset so as to enable CHP to produce the financial statements and information required under the federal securities laws to be filed by CHP in connection with the ownership or acquisition of such Hospitality Asset(s); provided, however, that the Right of First Refusal shall not apply to a Hospitality Asset

Agreement entered into by any member of the CNL Group or any of their respective Affiliates relating to the ownership or acquisition of (Y) any Recreational Properties and Facilities in which activities relating to any Hospitality Asset is only incidental to the primary purpose of such Recreational Property or Facility, or (Z) facilities, such as condominiums and time share properties in which 50% or more of the ownership interests of such facility exists on a fractional basis. Promptly following the execution and delivery of the Hospitality Asset Agreement, which in no event shall be later than the tenth
(10th) day following the execution and delivery of the Hospitality Asset Agreement by all parties thereto, the applicable CNL Group Party shall deliver to CHP written notice of the proposed Hospitality Asset Agreement, which notice (the "ROFR Notice") shall include (A) a complete and correct copy of the Hospitality Asset Agreement, (B) a detailed description of the Hospitality Asset(s) subject to such Hospitality Asset Agreement and (C) copies of all written information provided to any member of the CNL Group Party and/or its financial and other advisors (other than legal counsel) by the counterparty(ies) to the Hospitality Asset Agreement concerning the Hospitality Asset Agreement and the Hospitality Asset(s), including, if so provided, photographs of the Hospitality Asset(s), environmental reports and title surveys of and concerning the Hospitality Asset and financial information of the operating history of the Hospitality Asset. In addition, upon delivery to CHP of the ROFR Notice, such CNL Group Party shall provide or cause to be provided to CHP and to CHP's authorized representatives reasonable access upon reasonable notice during normal business hours to the properties, books, records, contracts, commitments, facilities, premises and equipment that may be the subject of the Hospitality Asset Agreement and that may otherwise comprise the Hospitality Asset, subject to an appropriate confidentiality agreement not more restrictive on CHP than any confidentiality agreement entered into by the CNL Group Party(ies) with such counterparty(ies). Within forty-five (45) days after CHP's receipt of the ROFR Notice, CHP shall notify the CNL Group Party whether CHP exercises its Right of First Refusal. If CHP elects to exercise its Right of First Refusal, then such CNL Group Party shall assign, and CHP shall assume or shall cause a reasonably qualified Subsidiary to assume, all of the CNL Group Party(ies) rights and obligations to and under the Hospitality Asset Agreement. If CHP elects not to exercise its Right of First Refusal or does not inform such CNL Group Party that it has elected to exercise its Right of First Refusal within such forty-five day period, then such CNL Group Party may consummate the transactions contemplated by the Hospitality Asset Agreement for the price and on terms materially no more favorable to such CNL Group Party than were described in the ROFR Notice; provided, however, that if CHP elects not to exercise its Right of First Refusal or does not inform such CNL Group Party that it has elected to exercise its Right of First Refusal within such forty-five (45) day period and such CNL Group Party does not consummate the transactions contemplated by the Hospitality Asset Agreement within one hundred eighty (180) days after CHP's receipt of the ROFR Notice, then such CNL Group Party may not consummate the transactions contemplated by the Hospitality Asset Agreement without again complying with the restrictions contained in this Section 9.5(a)(ii). Notwithstanding anything to the contrary contained herein, any CNL Group Party shall inform, and shall cause each of his or its respective Affiliates to inform, each prospective counterparty to a Hospitality Asset Agreement of CHP's Right of Refusal with respect to such Hospitality Asset at the same time such CNL Group Party or any of his or its respective Affiliates commences discussions with a prospective counterparty(ies) to a Hospitality Asset Agreement relating to the ownership or acquisition, of a Hospitality Asset.

               (iii) During the period commencing on the Closing Date and continuing through the seventh (7th) anniversary of the Closing Date, each of Guarantor, CREG, James M. Seneff, Jr. and Robert A. Bourne shall not, without CHP's prior written consent, and shall cause each of their respective Affiliates (other than an Excluded Person) not to, directly or indirectly, Knowingly solicit for employment or encourage to leave the employment or other service of CHP or any of its Subsidiaries, any employee thereof or hire (on his or its behalf or on behalf of any other Person) any employee who has left the employment or other service of CHP or any of its Subsidiaries (or any predecessor of either) within one (1) year of the termination of such employee's employment with CHP or any of its Subsidiaries.

          (b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9.6 CHP Common Shares. Each certificate issued to the Stockholders who are acquiring CHP Common Shares in the Merger representing such CHP Common Shares will be imprinted with a legend substantially in the following form:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER."

Each such Stockholder desiring to transfer any of the CHP Common Shares received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for CHP confirms is in compliance with Rule 144 of the Securities Act, must first furnish CHP with (i) a written opinion satisfactory to CHP in form and substance from counsel reasonably satisfactory to CHP to the effect that such Stockholder may transfer the CHP Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to CHP in form and substance agreeing to be bound by the restrictions on transfer contained herein. Each of the Stockholders who hold Class B Advisor Common Shares subject to an Employee Stock Purchase Agreement shall hold any CHP Common Shares received as the Merger Consideration subject to the restrictions of the applicable Employee Stock Purchase Agreement.

     9.7 Merger Consideration. Each Stockholder who acquires CHP Common Shares in the Merger hereby agrees to be bound by the provisions of the lock-up letter contemplated by the Registration Rights Agreement.

     9.8 Tax Matters.

          (a) The Stockholders (other than FARS and other than the Management Stockholders) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Advisor and the Development Company for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date as part of the Guarantor's consolidated federal and state Tax Returns or otherwise. The Stockholders (other than FARS and other than the Management Stockholders) shall permit CHP to review and comment on each Tax Return described in the preceding sentence (or, if any such Tax Return is to be filed on a consolidated basis, the pro forma Tax Return of the Advisor and the Development Company to be used in such consolidation) for such periods prior to filing. The Stockholders (other than FARS) shall be responsible for the timely payment of any Taxes of the Advisor or the Development Company with respect to such periods.

          (b) Any refund or credit of Taxes (including any statutory interest thereon) received by CHP, CHPAC or any of their Subsidiaries with respect to the Advisor or the Development Company that are attributable to periods ending on or prior to or including the Closing Date shall reduce any CHP Indemnity Claim that the Stockholders (other than FARS) owe CHP pursuant to Article 12 below by an amount equal to the amount of such refund or credit; provided, however, that to the extent any such refund or credit exceeds the aggregate amount of any and all CHP Indemnity Claims that the Stockholders owed CHP pursuant to this Agreement, the excess amount of such refund or credit shall be paid to the Representative for distribution to the Stockholders on a pro rata basis upon the expiration, in accordance with Section 12.5 of this Agreement, of all rights of CHP to seek indemnification pursuant to Article 12, but in any event not later than the end of the eighteen (18) month period following the Closing Date.

          (c) In the event that CHP, CHPAC or any of their Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that would reasonably be expected to affect Advisor or any of the Stockholders, or if Advisor or any of the Stockholders receives notice of such matters that would reasonably be expected to affect CHP, CHPAC or any of their Subsidiaries, the Party receiving such notice shall promptly notify in writing the potentially affected Party. The failure of either Party to give the notice required by this Section 9.8(c) shall not impair such Party's rights under this Agreement except to the extent that the other Party demonstrates that it has been damaged thereby.

          (d) The Stockholders (other than FARS) shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, settle or appeal all proceedings with respect to pre-closing Taxes, provided, however, that any decision or action with respect to any of the foregoing that reasonably could be expected to affect either CHP or CHPAC adversely shall require the prior written consent of CHP acting with and based upon the approval in their sole discretion of at least a majority of all of CHP's disinterested directors who are non-employee directors, it being understood that, for purposes of this Agreement, a director of CHP will be deemed not to be disinterested if such director is a member of the CNL Group or an Affiliate of any member of the CNL Group, and provided further that the Stockholders (other than FARS), in accordance with his or its Pro Rata Percentage of the Merger Consideration, shall indemnify CHP and CHPAC from any and all costs incurred by CHP and CHPAC in connection with or as a result thereof.

          (e) CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any reimbursement, payment, indemnity or other obligation of FARS as a Stockholder that may or would otherwise have been attributable to FARS pursuant to this Section 9.8 and is owed or payable to CHP or CHPAC.

          (f) In the event that any taxable period for the Advisor or the Development Company shall commence prior to the Closing Date and end after the Closing Date (a "Straddle Year") under the applicable law of any taxing jurisdiction (a "Straddle Year Jurisdiction"), then (i) the Stockholders (other than FARS) shall prepare or cause to be prepared a pro forma Tax Return for the Straddle Year Jurisdiction for the portion of the Straddle Year commencing prior to the Closing Date and ending with the close of business on the Closing Date (the "Pre-Closing Straddle Period") and shall deliver such pro forma Tax Return to CHP, together with an amount of cash equal to all Taxes that would be payable to the Straddle Year Jurisdiction with respect to the Pre-Closing Straddle Period (referred to as "Pre-Closing Straddle Period Taxes") and (ii) CHP shall prepare or cause to be prepared a pro forma Tax Return for the Straddle Year Jurisdiction for the portion of the Straddle Year commencing on the day following the Closing Date and ending on the last day of the Straddle Year (the "Post-Closing Straddle Period") and shall deliver such pro forma Tax Return to the Representative for his review, provided that CHP shall have the right to make all determinations with respect thereto. CHP will be responsible for preparing and filing with the Straddle Year Jurisdiction all required Tax Returns for the Straddle Year, and shall be responsible for all Taxes attributable to the Post-Closing Straddle Period (with such Taxes referred to as "Post-Closing Straddle Period Taxes"). To the maximum extent practicable, the rights and responsibilities of the Stockholders with respect to Pre-Closing Straddle Period Taxes shall be as set forth in subparagraphs (a) through (e) with respect to Taxes for periods ending on or prior to the Closing Date.

     9.9 Post-Closing Employment Arrangements. At or prior to the Closing, the Advisor and its Affiliates will have entered into agreements or arrangements in form and substance satisfactory to the Special Committee on behalf of CHP in its sole discretion, for the continuation and/or substitution of benefits to employees of the Advisor and the Development Company following the Merger.

     9.10 Assumption of Certain Liabilities of the Advisor Concerning the Class Action Lawsuit and Related Matters.

          (a) Without limiting the Indemnifying Stockholders' obligations under
Article 12, as of the Effective Time and without any further action by any of the Parties, the Indemnifying Stockholders shall, according to his or its Pro Rata Percentage, be deemed to have assumed and hereby expressly acknowledge and agree that they shall assume from the Advisor and otherwise succeed to all the rights and Liabilities of the Advisor, if any, with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose as if such rights and Liabilities originally were the rights and Liabilities of the Indemnifying Stockholders (such Liabilities, the "Assumed Advisor Liabilities"), provided that CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any Assumed Advisor Liabilities that otherwise would have been attributable to FARS. The Indemnifying Stockholders shall diligently pursue, control and bear the expense, including attorneys' fees, of the defense, settlement, adjustment or compromise of the Assumed Advisor Liabilities, if any, with counsel reasonably acceptable to CHP (and CHP acknowledges that the Advisor's current counsel is acceptable), provided that the Indemnifying Stockholders shall obtain the written consent of CHP and Surviving Company before entering into any settlement, adjustment or compromise of such Assumed Advisor Liabilities (if CHP is not a party to said settlement, adjustment, or compromise), if any, or ceasing to defend against such Assumed Advisor Liabilities, if any, if as a result thereof, or pursuant thereto, there would be imposed on CHP and/or Surviving Company any additional Liability not covered by the indemnity obligations of the Indemnifying Stockholders under this Agreement and resulting from such settlement, adjustment or compromise (including, without limitation, any injunctive relief or other remedy). The Parties intend and agree that, by operation of this Section 9.10 and Article 12, (i) the Merger would not diminish CHP's rights or increase CHP's Liabilities, if any, with respect to the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose and (ii) the Indemnifying Stockholders' rights and Liabilities with respect to the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose after the Effective Time be identical to the Advisor's rights and Liabilities with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose had this Agreement not been executed and delivered by the Parties and had the Merger not occurred, including, but not limited to, any rights or Liabilities with respect to any applicable fee sharing agreements, arbitration awards, or court orders with respect to the Class Action Lawsuit and the matters out of which the Class Action Lawsuit arose.

          (b) The Indemnifying Stockholders shall cooperate reasonably with CHP and Surviving Company and with their respective representatives in connection with any steps to be taken as part of their obligations under this Section 9.10 and shall (i) furnish upon request to each other and to CHP and Surviving Company such further information, (ii) execute and deliver to each other and to CHP and/or Surviving Company such other documents and (iii) do such other acts and things, each as may be reasonably requested by CHP and/or the Surviving Company for the purpose of carrying out the intent of this Section 9.10.

          (c) The Indemnifying Stockholders may allocate among themselves by written agreement responsibility for their obligations under this Section 9.10 with respect to the Assumed Advisor Liabilities, subject to CHP's prior written consent, which consent shall not be unreasonably be withheld, it being understood that any such allocation shall not affect CHP's and/or the Surviving Company's rights under Article 12.

                                   ARTICLE 10

                        CONDITIONS TO OBLIGATION TO CLOSE

     10.1 Conditions to Each Party's Obligation. The respective obligations of CHP, CHPAC, the Advisor and the Stockholders to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of the Special Committee on behalf of CHP and the Representative:

          (a) CHP Stockholder Approval. CHP shall have obtained the CHP Stockholder Approval.

          (b) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies listed on and Sections 5.2 and 7.3 of the Disclosure Schedule and otherwise referred to in Section 5.2, Section 6.4, and Section 7.3 above and such consents shall remain in effect as of the Closing Date.

          (c) Opinions. (i) CHP and CHPAC and the Stockholders shall have received an opinion dated as of the Closing Date from Greenberg Traurig, LLP, counsel to CHP and CHPAC, addressed to the Special Committee on behalf of CHP in the form agreed upon by CHP, CHPAC, the Stockholders and Greenberg Traurig, LLP immediately prior to the execution and delivery of this Agreement by the Parties.

               (ii) CHP and CHPAC shall have received an opinion dated as of the Closing Date from Greenberg Traurig, LLP, counsel to CHP and CHPAC, addressed to the Special Committee on behalf of CHP in the form agreed upon by CHP, CHPAC and Greenberg Traurig, LLP immediately prior to the execution and delivery of this Agreement by the Parties. CHP, CHPAC and the Advisor shall provide representation letters to Greenberg Traurig, LLP in the form agreed upon by CHP, CHPAC, the Advisor and Greenberg Traurig, LLP immediately prior to the execution and delivery of this Agreement by the Parties.

               (iii) The Advisor and the Stockholders shall have received an opinion dated as of the Closing Date from Arnold & Porter LLP, special tax counsel to the Advisor, addressed to the Advisor and the Stockholders in the form agreed upon by the Advisor, the Stockholders and Arnold & Porter LLP immediately prior to the execution and delivery of this Agreement by the Parties. CHP, CHPAC and the Advisor shall provide representation letters to Arnold & Porter LLP in the form agreed upon by CHP, CHPAC, the Advisor and Arnold & Porter LLP immediately prior to the execution and delivery of this Agreement by the Parties.

     10.2 Conditions to Obligation of CHP and CHPAC. The obligations of CHP and CHPAC to consummate the Merger and take the actions to be performed by them in connection with the Closing are subject to satisfaction or waiver by the Special Committee on behalf of CHP, in its sole discretion, of the following conditions:

          (a) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling that would, in the reasonable judgment of the Special Committee on behalf of CHP, (i) prevent consummation of the Merger, (ii) cause the Merger to be rescinded following consummation, (iii) affect adversely the right of CHP to own the capital stock of the Surviving Company, or (iv) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

          (b) Officers Certificate. Each of the Stockholders and the chief executive officer of the Advisor shall have delivered to CHP a certificate to the effect that, to the Actual Knowledge of such certifying Person (it being acknowledged and agreed by the Parties that, for purposes of this Section 10.2(b), the Actual Knowledge of the chief executive officer of the Advisor shall mean the Actual Knowledge of such officer following a reasonable investigation, the Actual Knowledge of the certifying Stockholder shall mean the individual Actual Knowledge of such certifying Stockholder, and the Actual Knowledge of such individual Stockholder shall not be attributed to the other Stockholders):

               (i) the representations and warranties set forth in Article 5 and
Article 7 above applicable to it that are qualified as to materiality shall be true and correct, and those applicable to it not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that the representation and warranty made in Section 7.30 shall be true and correct in all material respects as of the date of this Agreement;

               (ii) the Stockholders and the Advisor shall have performed and complied in all material respects with all of their covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date, including the Advisor's performance of the actions contemplated by Section 10.2(d) below;

               (iii) the Advisor and the Stockholders have procured all of the third party consents specified in Section 5.3 and 7.4 above and such consents shall remain in effect as of the Closing Date; and

               (iv) no action, suit, or proceeding is pending or threatened against the Advisor or such Stockholder before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling that would (A) prevent consummation of the Merger, (B) cause the Merger to be rescinded following consummation, (C) affect adversely the right of CHP to own the membership interests of the Surviving Company, or (D) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree or ruling is in effect) other than any action, suit, proceeding or claim that is pending or threatened against the Advisor as of the date hereof;

          (c) Certain Advisor Actions. All of the Advisor Actions shall have been effected prior the Closing Date and shall not have otherwise been rescinded or be subject to rescission as of or following the Closing Date;

          (d) Declaration and Payment of Dividend by Advisor. The Board of Directors of the Advisor shall have adopted the resolutions in substantially the form presented to CHP by the Advisor and the Stockholders immediately prior to the execution and delivery of this Agreement, such resolutions shall not have been withdrawn, modified or otherwise rescinded as of the Closing Date, and the Advisor shall have effected all of the actions contemplated by such resolutions, including the payment of the dividend to the Stockholders declared by the Board of Directors of the Advisor pursuant thereto;

          (e) Certain Agreement Among Stockholders. The Stockholders shall have executed and delivered to each other and CHP an agreement in substantially the form presented to CHP by the Advisor and the Stockholders immediately prior to the execution and delivery of this Agreement concerning certain post-Closing obligations of the Stockholders;

          (f) Pledge and Security Agreement. The Pledge and Security Agreement shall have been executed and delivered by the parties thereto.

          (g) Opinion of LDDK&R. CHP and CHPAC shall have received an opinion dated as of the Closing Date from Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Advisor, in substantially the form agreed upon by CHP, CHPAC, and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. immediately prior to the execution and delivery of this Agreement by the Parties;

          (h) Comfort Letter. CHP shall have received written comfort in form and substance reasonably satisfactory to the Special Committee from PricewaterhouseCoopers LLP that the Advisor will not have any accumulated or current earning and profits within the meaning of Section 312 of the Code as of the Effective Time, which written comfort tax counsel to CHP will be permitted to rely upon for purposes of rendering opinions from and after the time of the Merger with respect to the qualification of CHP as a REIT;

          (i) Fairness Opinion. Lehman Brothers, Inc. shall have not withdrawn its Fairness Opinion issued in connection with the Merger and, if requested by the Special Committee, shall have issued to the Special Committee an updated opinion dated as of the Closing Date;

          (j) Resignations. CHP shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Advisor and the Development Company other than those whom the Special Committee on behalf of CHP, in its sole discretion, shall have specified in writing prior to the Closing;

          (k) Bonus Arrangements. CHP shall have received satisfactory evidence that all bonus plans under which officers, directors or employees of the Advisor or the Development Company are beneficiaries have been terminated as of the Closing Date;

          (l) Employment Agreements. Each of the Employment Agreements shall become effective in accordance with its terms, effective as of the Effective Time, and CHP shall not as of the Closing Date have any good faith reason to believe that the counterparty to each such Employment Agreement does not intend to perform his obligations under his Employment Agreement in accordance with the terms thereof;

          (m) Transition Services Agreement, New Brand License Agreement and Other Agreements. Guarantor or its Affiliate shall have executed and delivered the Transition Services Agreement and the New Brand License Agreement referred to in Sections 8.16 and 8.17, respectively, and any other agreements necessary for the Surviving Company to conduct its business in substantially the same manner as conducted by the Advisor immediately prior to the Closing Date (including any furniture or equipment leases or subleases, office space leases or subleases, and software licenses), in each case in form and substance reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion, and CHP shall have obtained insurance for the Surviving Company of a similar type to that maintained for the Advisor as of the date of this Agreement on terms reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion;

          (n) Material Adverse Effect. Since December 31, 2003, there shall not have occurred any Material Adverse Effect on the Advisor;

          (o) Advisor Amendment. The Advisor shall have filed any and all Advisor Amendments with the Florida Department of State, and the Advisor Amendment shall have become effective;

          (p) Opinion of Compensation Consultant. The Special Committee shall have received a written report from the independent compensation consultant engaged by the Compensation Committee of the CHP Board of Directors that would provide a basis for such committees, in their sole discretion, to determine that the terms and conditions of the Employment Agreements are fair and reasonable to CHP;

          (q) Majority Vote Charter Amendment. The Majority Vote Charter Amendment shall have been filed with the Maryland State Department of Assessments and Taxation and shall have become effective;

          (r) Stockholders' Agreement. The Stockholders' Agreement dated as of February 24, 1999 by and among the Advisor, CREG, FARS and the other Stockholders identified therein, shall have been amended, modified or terminated by the parties thereto, effective as of the Effective Time, as and to the extent determined to be necessary or appropriate by the Special Committee, on behalf of CHP, in its sole discretion;

          (s) Tax Sharing Agreement. The Tax Sharing Agreement dated as of February 24, 1999 by and between CNL Group, Inc., the predecessor to the Guarantor, and CNL Hospitality Advisors, Inc., the predecessor to the Advisor, as the same shall have been amended from time to time (the "Tax Sharing Agreement"), shall have been terminated as of the Effective Time with respect to the Advisor and all Subsidiaries of the Advisor, with the Advisor and all of the Subsidiaries of the Advisor expressly and unconditionally relieved of any and all monetary

Liability of any kind or nature thereunder to the Guarantor and any other member of the "Affiliated Group" (as defined in the Tax Sharing Agreement) attributable to taxable years of the Advisor and/or its Subsidiaries ending after the Effective Time. The termination of the Tax Sharing Agreement shall contain such other terms and conditions as the Special Committee, on behalf of CHP, in its sole discretion, shall determine to be necessary or appropriate. Any and all amounts payable by the Surviving Company (as the successor to the Advisor under the Tax Sharing Agreement) to the "Parent" (as defined in the Tax Sharing Agreement) pursuant to or as a result of the Tax Sharing Agreement shall be a CHP Indemnity Claim (as defined in Section 12.1 below) under Section 12.1(iv) below, and shall be covered by the guaranty of the Guarantor pursuant to Section
13.2 of this Agreement. The termination of the Tax Sharing Agreement shall provide that the Surviving Company (as the successor to the Advisor under the Tax Sharing Agreement) shall have the right to satisfy any and all obligations for payment thereunder by assigning to the party to which such payment is owed, the Surviving Company's rights to the corresponding CHP Indemnity Claim (including its rights against the Guarantor with respect thereto); and

          (t) Appraisal Rights. Holders of, in the aggregate, 1% or more of the CHP Common Shares outstanding as of the date of the CHP Stockholder Meeting shall not have exercised or purported to have exercised appraisal rights under applicable provisions of Maryland General Corporation Law with respect to one or more of the amendments contained in the CHP Charter Amendments by filing with CHP a written objection thereto and not otherwise voting in favor thereof (or by taking such other actions required to be taken at such time in order to exercise appraisal rights pursuant to applicable provisions of Maryland General Corporation Law).

     10.3 Conditions to Obligation of the Stockholders and the Advisor. The obligation of the Stockholders and the Advisor to consummate the Merger and take the actions to be performed by them in connection with the Closing is subject to satisfaction or waiver by the Representative of the following conditions:

          (a) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling that would, in the reasonable judgment of the Advisor, (i) prevent consummation of the Merger, (ii) cause the Merger to be rescinded following consummation or (iii) affect adversely the right of the Stockholders to receive the Merger Consideration;

          (b) Officers Certificate. The chief executive officer of CHP and the Manager of CHPAC each shall have delivered to the Stockholders and the Advisor a certificate to the effect that, to their Actual Knowledge, following a reasonable investigation:

               (i) the representations and warranties set forth in Article 6 above that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that the representation and warranty made in Section
6.2 shall be true and correct in all material respects as of the date of this Agreement;

               (ii) CHP and CHPAC shall have performed and complied in all material respects with all of its covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date; and

               (iii) no action, suit, or proceeding shall be pending or threatened against CHP or CHPAC before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (A) prevent consummation of the Merger or (B) cause the Merger to be rescinded following consummation (and no such injunction, judgment, order, decree or ruling shall be in effect) other than any action, suit, proceeding or claim that is pending or threatened against CHP as of the date hereof;

          (c) Merger Consideration. CHP shall have delivered to the Stockholders the Merger Consideration pursuant to Section 4.2;

          (d) Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect on CHP;

          (e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the parties thereto; and

          (f) FARS Note or Inter-Company FARS Final Payment Funding Note. CHP shall have assumed and concurrently with the Closing shall repay in full, by wire transfer to an account designated by FARS in writing not less than two (2) business days prior to the Closing, the FARS Note; provided, however, that in the event that prior to the Closing the Advisor has paid in full all of the outstanding interest and principal due and payable under the FARS Note, then CHP shall have assumed and concurrently with the Closing shall repay in full the Inter-Company FARS Final Payment Funding Note by wire transfer to an account designated by CREG in writing not less than two (2) business days prior to the Closing.

                                   ARTICLE 11

                                   TERMINATION

     11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of CHP, by the mutual written consent of the Advisor and the Special Committee on behalf of CHP.

     11.2 Termination by Either CHP or the Advisor. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee on behalf of CHP (i) in the event of a failure of a condition to the obligations of CHP and CHPAC set forth in Section 10.1 or Section 10.2 of this Agreement or, (ii) no later than the time of the CHP Stockholder Meeting, in the event that the Special Committee shall have determined that it is not satisfied, in its sole discretion, with the results of its examination of the books, records, assets, liabilities, prospects and business of the Advisor; (b) by the Representative in the event of a failure of a condition to the obligations of the Stockholders or the Advisor set forth in Section 10.1 or Section 10.3 of this Agreement; (c) by either CHP or the Advisor in the event the Closing has not occurred on or before December 31, 2006; or (d) by either CHP or the Advisor in the event that a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to clause (a), (b), or (c) above shall not be available to any Party whose breach of this Agreement has been a principal cause for the failure of the condition referred to in said clause.

     11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 11, no Party hereto (or any of its directors or officers) shall have any Liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from Liability for any willful breach of this Agreement.

                                   ARTICLE 12

                                 INDEMNIFICATION

     12.1 Indemnity Obligations of the Stockholders. Subject to Section 12.5 and
Section 12.6 hereof, each of the Stockholders, other than FARS (the "Indemnifying Stockholders"), hereby severally, in accordance with his or its Pro Rata Percentage of the Merger Consideration, agrees to indemnify and hold CHP and the Surviving Company harmless from, and to reimburse CHP and the Surviving Company for, any CHP Indemnity Claims arising under the terms and conditions of this Agreement; provided, however, that CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any CHP Indemnity Claim that would otherwise have been attributable to FARS as a Stockholder pursuant to this Article 12. For purposes of this Agreement, the term "CHP Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever (collectively, "Losses") to the extent resulting from (i) any breach of any representation and warranty of the Indemnifying Stockholders or the Advisor which is contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to this Agreement; (iii) any Liability for Taxes of the Advisor or the Development Company for the taxable period of the Advisor and the Development Company that includes the Effective Time; provided, however, that this clause (iii) shall not apply to any Tax payable with respect to such taxable period solely by reason of the Merger failing to qualify as a reorganization under Section 368(a) of the Code (if such Tax would not have been imposed in such taxable period had the Merger qualified as a reorganization under Section 368(a) of the Code); (iv) any Taxes which may be imposed upon the Advisor or any Subsidiary of the Advisor (or any successor to any of the foregoing) pursuant to Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Advisor or any Subsidiary of the Advisor (or any predecessor to any of the foregoing), at any time prior to or including the Effective Time, in any "affiliated group of corporations" as defined for purposes of Section 1504 of the Code, whether pursuant to the Tax Sharing Agreement or otherwise; (v) any amounts required to be paid by CHP to the IRS or any state or local taxing authority by reason of or in connection with a determination by any taxing authority or CHP (referred to as a "Determination") that either the Advisor or the Development Company had, as of the Effective Time, any accumulated earnings and profits (as calculated for federal income tax purposes), with the indemnification hereunder to include, but not be limited to, any Taxes required to be paid by CHP because distributions made by CHP after the Effective Time are treated as distributions of any such earnings and profits, rather than as dividends that are deductible in computing the "real estate investment trust taxable income" of CHP under Section 857(b) of the Code, any payment made by CHP pursuant to Section 860(c)(1) of the Code in connection with any "deficiency dividend" paid by CHP in connection with or as a result of any such determination, and/or any interest charge required to be paid by reason of the application of the principles of Section 852(e)(3) of the Code to CHP by reason of it being determined to have earnings and profits of a "C corporation" as a result of the Merger, provided, however, that in the event that there shall have been a Determination, CHP thereafter shall have an affirmative duty to mitigate claims under this clause (v) to the extent such steps are permitted under applicable Tax law and in the reasonable judgment of CHP, after good faith consultation with its Tax advisors, the Representative and the Representative's Tax advisor, would have the effect of mitigating the claims under this clause (v), by (A) paying Deficiency Dividends and/or other dividends, or (B) paying any amounts required in order to satisfy the requirements of Section 856(g)(5) of the Code (the "REIT Savings" provisions) to the extent permitted under applicable Tax law (with any such amounts payable pursuant to the REIT Savings provisions to be subject to indemnification under this clause (v)), provided, further that in the event that CHP shall, following a Determination, fail to take either of the steps described in subclauses (A) and (B) and such steps were available under applicable Tax law, and if taken, would have mitigated the amounts payable under this clause (v)), the CHP Indemnity Claim pursuant to this clause (v) shall be (A) reduced to take into account the effect of any allowable deduction, under the applicable Tax law, for any Deficiency Dividends or other dividends that could have been, but were not, paid and (B) increased for (1) any interest charge that would have been payable by CHP as a result of or in connection with such dividend or Deficiency Dividend, and (2) any interest charge or penalty that would have been payable by CHP as a result of or in connection with satisfying the requirements under
Section 856(g)(5) of the Code; and provided, further that a Loss pursuant to this clause (v) or clause (i) of this Section 12.1 shall not in any event be considered to include the actual amount of any Deficiency Dividend or other dividend paid by CHP in connection herewith; (vi) any and all Liabilities of the Advisor relating to any action, suit, proceeding or claim that is pending or threatened against the Advisor immediately prior to the Effective Time or instituted after the Effective Time based on actions or omissions of the Advisor prior to or at the Effective Time; and (vii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) and other Losses arising out of or related to any indemnification made under this Section 12.1. The Parties hereby expressly acknowledge and agree that the Liabilities of the Advisor described in clause (vi) of the preceding sentence include, with respect to the Class Action Lawsuit, only (A) any and all Liabilities relating to or arising out of the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose that would have been attributed to the Advisor but for the Merger and that instead may become or have become Liabilities of CHP and/or Surviving Company as a result of the Merger and
(B) any and all Liabilities that the Advisor would have had to CHP relating to or arising out of the Class Action Lawsuit or the matters out of which the Class Action Lawsuit arose had the Merger not occurred, including any obligation of indemnity or contribution of the Advisor (including, without limitation, any obligation of indemnity pursuant to the Advisory Agreement in effect at the time the acts or omissions that gave rise to such Liability occurred). In addition, the Parties hereby expressly acknowledge and agree that any amounts that may become due and payable by the Indemnifying Stockholders pursuant to clause (vi) of this Section
12.1 shall be offset by that amount that would have been due and payable to the Advisor by CHP pursuant to any obligation of CHP to indemnify the Advisor for such Liabilities arising out of CHP's charter and the Advisory Agreement in effect at the time the acts or omissions that gave rise to such Liability occurred, it being understood and agreed that the intent of such offset is to provide the Indemnifying Stockholders the benefit of such indemnity rights to the same extent that the Advisor would have benefited from such indemnities, if at all, had the Merger not occurred.

     12.2 Indemnity Obligations of CHP. CHP and the Surviving Company hereby jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Stockholder Indemnity Claim" shall mean any Loss incurred by any of the Stockholders resulting from (a) any breach of any representation and warranty of CHP and CHPAC which is contained in this Agreement or any schedule, exhibit or certificate delivered pursuant hereto, (b) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of CHP and CHPAC which are contained in or made pursuant to the terms and conditions of this Agreement, and (c) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) and other Losses arising out of or related to any indemnification made under this Section 12.2. In addition, the term Stockholder Indemnity Claim shall mean, with respect only to the Indemnifying Stockholders, any Loss incurred by any of the Indemnifying Stockholders from a Third Party Claim relating to the Assumed Advisor Liabilities that would have been due and payable to the Advisor by CHP pursuant to any obligation of CHP to indemnify the Advisor for such Third Party Claim or Loss arising out of CHP's charter and the Advisory Agreement in effect at the time the acts or omissions that gave rise to such Loss occurred, it being understood and agreed that the intent of such indemnification obligation of CHP and the Surviving Company is to provide the Indemnifying Stockholders the benefit of such indemnity rights to the same extent that the Advisor would have benefited from such indemnities, if at all, had the Merger not occurred. Notwithstanding anything to the contrary contained in this Section 12.2, neither CHP nor the Surviving Company shall be obligated to indemnify and hold any of the Stockholders harmless from (i) any breach of any representation and warranty of CHP and CHPAC which is contained in this Agreement or any schedule, exhibit or certificate delivered pursuant hereto or (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of CHP and CHPAC which are contained in or made pursuant to the terms and conditions of this Agreement if, in either case, the Advisor or any Stockholder had Knowledge of any facts or circumstances that
(A) would have reasonably affected CHP or CHPAC's ability to make any representation or warranty of CHP or CHPAC contained in this Agreement or any schedule, exhibit or certificate delivered pursuant hereto or (B) would have reasonably affected CHP or CHPAC's ability to fulfill or perform any of the covenants, agreements or undertakings of CHP and CHP which are contained in or made pursuant to the terms of this Agreement, and the Advisor did not inform CHP and CHPAC of such facts and circumstances prior to making such representation or warranty or undertaking to fulfill or perform such covenants, agreements or undertakings.

     12.3 Appointment of Representative. Each of the Stockholders (other than
FARS) hereby appoints James M. Seneff, Jr. as its exclusive agent to act on its behalf with respect to any and all Stockholder Indemnity Claims and any and all CHP Indemnity Claims arising under this Agreement and for such other purposes specified in this Agreement. In the event that James M. Seneff, Jr. is unable or unwilling to serve in such capacity, then another representative of the Stockholders (other than FARS) may be appointed by a majority in interest of the Stockholders (other than FARS). Such agent is herein referred to as the "Representative." The Representative shall take, and the Stockholders (other than FARS) agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders (other than FARS), as fully as if such Parties were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against CHP, defending all CHP Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and CHP Indemnity Claims, conducting negotiations with CHP and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. CHP shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders (other than FARS). The Representative, acting pursuant to this Section 12.3, shall not be liable to any other Stockholder for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

     12.4 Notification of Claims. Subject to the provisions of Section 12.5 and
Section 12.9, in the event of the occurrence of an event which any Party asserts constitutes a CHP Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such Party shall provide the indemnifying Party with prompt notice of such event and shall otherwise make available to the indemnifying Party all relevant information which is material to the claim and which is in the possession of the indemnified Party. If such event involves the claim of any third party (a "Third Party Claim"), the indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist such indemnifying Party in connection with the handling of such claim, at the sole expense of the indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior written consent of the indemnifying Party unless and until the indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified Party's failure to give timely notice or to furnish the indemnifying Party with any relevant data and documents in connection with any Third Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying Party. If so desired by any indemnifying Party, such Party may elect, at such Party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to the indemnified Parties, insofar as such claim relates to the Liability of the indemnifying Party, provided that such indemnifying Party shall obtain the written consent of all indemnified Parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified Party any Liability not covered by the indemnity obligations of the indemnifying Parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third Party Claim, the indemnified Party, or the indemnifying Party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third Party Claim.

     12.5 Survival. All representations and warranties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive for a period equal to eighteen (18) months after the Closing Date; provided, however, (a) the representations and warranties contained in Sections 5.2, 6.2, 6.4, 7.3, 7.9, 7.10, 7.11, 7.19, 7.20, 7.21, 7.23 and 7.33, and the
rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby and (b) the representations and warranties contained in Sections 6.7 and 6.8 shall not survive the Closing. Except as otherwise provided in the preceding sentence or the last sentence of this Section 12.5, all covenants and agreements of the Parties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such covenants and agreements (other than Section 9.10, which shall survive indefinitely), shall survive until the later of (i) eighteen (18) months after the Closing Date, (ii) sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such covenant or agreement, or (iii) sixty
(60) days after the end of the time period expressly set forth in such covenant or agreement. No indemnification claim hereunder shall be made after expiration of the applicable survival period, but (A) the expiration of the survival period with respect to a representation and warranty or covenant and agreement shall not limit or affect the right of a Party to obtain indemnification hereunder after any such expiration date with respect to any Claim duly made in accordance with this Agreement prior to such expiration date, (B) notwithstanding anything to the contrary contained in this Agreement, CHP and the Surviving Company shall be entitled to make a CHP Indemnity Claim, and indemnification rights of CHP and the Surviving Company pursuant to clause (vi) of Section 12.1 with respect to all matters relating to the Class Action Lawsuit shall survive, until eighteen
(18) months after the entry of a final judgment in such Class Actions Lawsuit that is not subject to further review, and (C) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Stockholders shall be entitled to make a Stockholder Indemnity Claim of the type described in the third sentence of Section 12.2, and indemnification rights of the Indemnifying Stockholders pursuant to Section 12.2 with respect only to such type of Stockholder Indemnity Claim shall survive, until eighteen (18) months after the entry of a final judgment in the Class Action Lawsuit that is not subject to further review.

     12.6 Limitations. Notwithstanding the foregoing provisions of this Article 12, subject to the last sentence of this Section 12.6, in no event (i) shall the Stockholders or any of them have any liability to CHP and/or CHPAC on account of any CHP Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transactions contemplated herein (individually a "Claim" and collectively, "Claims") or for any Losses directly resulting from Claims unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $200,000 in the aggregate, nor (ii) shall the individual liability of any Stockholder on account of Claims and Losses exceed an amount equal to the sum of the following (the "Stockholder Consideration"): (A) the amount of cash received by such Stockholder hereunder as Merger


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

Consideration in lieu of fractional shares, plus (B) the value of the CHP Common Shares received by such Stockholder hereunder as Merger Consideration, calculated based on the Per Share Price, provided, however, that in the case of CREG, the amount of Stockholder Consideration received by FARS shall be added to CREG's Stockholder Consideration. To the extent that any Claim is asserted against one or more Stockholders, each Stockholder shall be liable only for such Stockholder's pro rata share based upon the amount of the Stockholder Consideration received by each such Stockholder (except for CREG, which will also be liable for any Claims against FARS). If a Listing has occurred, any Claim against a Stockholder, including a CHP Indemnity Claim, may be satisfied by such Stockholder, in such Stockholder's sole discretion, by surrendering to the claimant(s) CHP Common Shares at a value equal to the average closing price per share of such shares on the NYSE for the 30-trading day period preceding the date such CHP Common Shares are surrendered for payment. Notwithstanding the foregoing, the limitations set forth in this Section 12.6 shall not apply to Claims or Losses arising as a result of (i) a breach of the representations and warranties contained in Sections 7.11, 7.31 and 7.33 of this Agreement, (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to Sections 8.8, 8.13, 8.15, 9.5, 9.8 and 9.10 of this Agreement, (iii) Taxes or other amounts described in clauses (iii), (iv) or
(v) of Section 12.1 of this Agreement, except that no Management Stockholder shall be liable for Taxes or other amounts described in clauses (iii), (iv) or
(v) of Section 12.1 of this Agreement that exceed the Stockholder Consideration received by such Management Stockholder, and CREG hereby additionally agrees to assume and be responsible for the pro rata portion of any indemnity or other obligation of the Management Stockholders that otherwise would have been attributable to such Management Stockholders for Taxes or other amounts described in clauses (iii), (iv) or (v) of Section 12.1 of this Agreement but for the exception in this clause (iii), or (iv) any and all Liabilities described in clause (vi) of Section 12.1.

     12.7 Exclusive Provisions; No Rescission. Except as set forth in this Agreement, no Party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of Articles 12 and 13, Sections 9.8 and 9.10, and in any agreement that is both executed and delivered by a Party to another Party in connection with the Merger and referred to in this Agreement, including the Pledge and Security Agreement, shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events or proceedings arising out of or relating to the Merger, except (i) for any statutory or common law remedy for fraud and (ii) for any liability for willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS, and of the covenants contained in Article 8 of this Agreement, solely as they relate to FARS. The Parties hereby expressly acknowledge and agree that nothing in this Agreement is intended by the Parties to affect (a) any directors' and officers' insurance coverage for named insureds who are or were officers and/or directors of CHP or the Advisor (or their respective


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

Affiliates, to the extent directors and officers of such Affiliates were included in such insurance coverage) in their respective capacities as officers and/or directors of CHP or the Advisor (or their respective Affiliates, to the extent directors and officers of such Affiliates were included in such insurance coverage) and (b) indemnification agreements between CHP and Persons who are or were officers and/or directors of CHP in their capacities as such, it being understood that the obligations of the Indemnifying Stockholders in Sections 9.8 and 9.10 and Article 12 are not obligations incurred by them as either (i) present or former officers, directors or employees of CHP or (ii) present or former officers, directors or employees of the Advisor or any of their Affiliates and thus are not indemnifiable by CHP or any of its present or future Subsidiaries, including Surviving Company, pursuant to (x) any obligation CHP may have to indemnify present or former officers, directors or employees of CHP or (y) any obligation the Advisor may have to indemnify present or former officers, directors or employees of the Advisor or any of their Affiliates.

     12.8 Certain Claims for Indemnification. If and to the extent that any Stockholder would in its capacity as a former stockholder of the Advisor or Affiliate of the Advisor prior to the Effective Time have been entitled to seek directly or indirectly any claim against CHP and/or the Surviving Company for indemnification under the Advisory Agreements or the charter or bylaws of CHP, each such Stockholder hereby waives and releases CHP and/or the Surviving Company from any such potential claim for indemnification.

     12.9 Further Cooperation. Prior to taking any action or position, making any election or filing any document, report, notice or return with respect to any matter which may result in a CHP Indemnity Claim under Section 12.1(iii) (a "Proposed Indemnity Action"), CHP shall notify the Representative or its designee, of the Proposed Indemnity Action, including any relevant data and documents of CHP supporting the Proposed Indemnity Action. CHP shall consult in good faith with and permit the Representative a reasonable period of time not to exceed ten (10) business days to comment on its proposed course of action regarding such Proposed Indemnity Action prior to taking such action.

                                   ARTICLE 13

             REPRESENTATIONS, WARRANTIES AND GUARANTEES OF GUARANTOR

     13.1 Representations, Warranties and Covenants. Guarantor hereby represents, warrants and covenants to CHP and CHPAC that:

          (a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full and unrestricted corporate power and authority to execute and deliver this Agreement and to carry out the obligations contemplated hereby, (b) this Agreement, when executed and delivered by Guarantor, will be the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, (c) the execution, delivery and performance of this Agreement, the fulfillment of and compliance with the terms and provisions hereof, and the obligations contemplated hereby by Guarantor do not and will not (i) conflict with, or constitute a breach or default under, Guarantor's articles or certificate of incorporation or bylaws or any agreement, contract, commitment, or instrument to which Guarantor is a party or to which it is bound or subject,
(ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or (iii) conflict with, or violate any applicable law, and (d) Guarantor has


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

not previously granted and will not grant any rights to any third party which are, nor contract with any third party in any manner which is, inconsistent with the rights granted herein.

          (b) Guarantor owns, and as of the Effective Time will own, all of the outstanding shares of capital stock of CREG and has, and will maintain through the later to occur of (x) the seventh (7th) anniversary of the Closing Date or
(y) the date on which all CHP Indemnity Claims asserted prior to the seventh
(7th) anniversary of the Closing Date have been resolved or otherwise satisfied in accordance with Section 12.1, a net worth of not less than $75 million.

          (c) There are no actions, suits, claims, arbitrations, proceedings or investigations pending, or threatened against, affecting or involving Guarantor that would affect Guarantor's ability to perform its obligations and agreements in this Agreement, and there is no Basis for any such actions, suits, claims, arbitrations, proceedings or investigations.

     13.2 Guarantee.

          (a) Guarantor hereby irrevocably, absolutely and unconditionally guarantees to CHP and the Surviving Company the full and punctual payment and performance of the obligations of each and every Stockholder pursuant to Section
9.8 and Article 12 of this Agreement (individually, a "Stockholder's Obligations", and collectively referred to as "Stockholders' Obligations"). Guarantor consents to any and all amendments, modifications, forbearances and extensions of time of payment and performance of the Stockholders' Obligations under this Agreement as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Company and to any and all changes in terms, covenants, and conditions thereof as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Company, it being acknowledged and agreed by the Parties that, notwithstanding anything to the contrary contained in this Agreement, (i) Guarantor shall be liable as a principal with respect to the Stockholders' Obligations and (ii) CHP and the Surviving Company will not be required to pursue or exhaust any remedies as against any Stockholder as a condition to enforcing Guarantor's obligations under this Section 13.2. It is further acknowledged and agreed by the Parties that, notwithstanding anything to the contrary contained in this Agreement, (A) Guarantor may be called upon by CHP and/or the Surviving Company to perform any one or more Stockholders' Obligations in Section 9.8 of this Agreement beginning at such time as CHP and/or the Surviving Company delivers to the applicable Stockholder or Stockholders a written notice to the effect that such Stockholder or Stockholders are required to reimburse or pay to CHP and/or the Surviving Company or otherwise indemnify CHP and/or the Surviving Company for, any amount pursuant to Section 9.8 of this Agreement and (B) Guarantor may be called upon by CHP and/or the Surviving Company to perform any one or more Stockholders' Obligations in Article 12 of this Agreement beginning on the thirtieth (30th) day following the date on which CHP and/or the Surviving Company delivers to the applicable Stockholder or Stockholders written notice of a CHP Indemnity Claim in accordance with Section 12.4 of this Agreement, provided, however, that CHP and/or the Surviving Company shall not be required to provide any further notice or notices pursuant to Section 12.4 of this Agreement or otherwise in connection with making any subsequent calls upon the Guarantor to perform such Stockholders' Obligations relating to any CHP Indemnity Claim that previously has been the subject of any written notice and (ii) CHP and/or the Surviving


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

Company, as the case may be, shall simultaneously provide to Guarantor copies of all notices delivered to a Stockholder referred to in clauses (A) or (B) of this sentence. In the event that Guarantor is required to pay any amount pursuant to this Section 13.2(a), Guarantor shall have a right of subrogation and contribution as to each Stockholder (other than FARS) for the Stockholder's pro rata share (determined pursuant to Section 12.6 of this Agreement) of such amount. Furthermore, neither CHP nor Surviving Company nor their respective successors shall take any action to impair or diminish such right to subrogation or contribution against or rights to implead such Stockholder.

          (b) Guarantor agrees that the obligations of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of any Stockholder resulting from the operation of any present or future provision of the federal bankruptcy laws or other successor or similar statute, or from the decision of any court applying, interpreting or enforcing such laws. Without limiting the preceding sentence, it is expressly understood and agreed among the Parties and Guarantor that Guarantor's obligation to CHP and the Surviving Company will continue notwithstanding any Stockholder's bankruptcy.

          (c) Guarantor agrees that in the event that CHP and/or the Surviving Company demands in writing that Guarantor fulfill its obligations under this
Article 13 and Guarantor does not comply, then if CHP and/or the Surviving Company retains or engages an attorney or attorneys to enforce this guarantee in a court proceeding and CHP and/or the Surviving Company prevails in enforcement of this guarantee in such court proceeding, Guarantor will reimburse CHP and/or the Surviving Company for all reasonable expenses incurred by CHP and/or the Surviving Company, including reasonable attorneys' fees and disbursements.

          (d) Guarantor agrees that, through the later to occur of (x) the seventh (7th) anniversary of the Closing Date or (y) the date on which all CHP Indemnity Claims asserted prior to the seventh (7th) anniversary of the Closing Date have been resolved or otherwise satisfied in accordance with Section 12.1, it will not enter into any transaction, including a merger, consolidation, sale of all or substantially all of its assets, or similar transaction, unless the obligations of the Guarantor pursuant to this Article 13 are expressly assumed by the acquiring corporation or entity.

          (e) Guarantor waives any defense arising by reason of any disability or other defense of any Stockholder, or the cessation from any cause whatsoever of the liability of such Stockholder for any Stockholders' Obligations, except for a voluntary release of the Stockholders' Obligations by CHP, Surviving Company, or their respective successors, arising by operation of law or any bankruptcy, insolvency or debtor relief proceeding, or from any other cause, including any such defense or cessation of liability arising from or as a result of any claim of fraudulent transfer or preference, or any claim that Guarantor's obligations exceed or are more burdensome than the Stockholders' Obligations. Guarantor waives any defense arising by reason of any statute of limitations affecting any Stockholders' Obligations if a Stockholder was called upon to perform the applicable Stockholders' Obligations prior to the expiration of such statute of limitations. Until the Stockholders' Obligations are satisfied in full, Guarantor waives all rights and defenses arising out of an election of remedies by CHP or the Surviving Company, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has eliminated Guarantor's rights of subrogation and reimbursement against any Stockholder and all rights or defenses the Guarantor may have by reason of protection afforded to a Stockholder with respect to such Stockholders' Obligations pursuant to the antideficiency laws of any jurisdiction limiting or discharging such Stockholders' Obligations.

          (f) Guarantor waives any right to enforce any remedy which any Stockholder now has or may hereafter have against CHP or the Surviving Company and waives any benefit of and any right to participate in any security now or hereafter held by CHP or the Surviving Company to secure any Stockholders' Obligations or Guarantor's guarantee thereof.

          (g) Guarantor waives any right or defense it may have at law or equity, including a fair market value hearing or action to determine a deficiency judgment after a foreclosure in connection with the payment and performance of its obligations pursuant to this Article 13. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this guarantee and of the existence, creation, or incurring of new or additional Stockholders' Obligations.

          (h) If any payment or transfer of any interest in property by a Stockholder to CHP or the Surviving Company in fulfillment of any Stockholder's Obligation is rescinded or must at any time (including after the return or cancellation of this guarantee) be returned, in whole or in part, by CHP or the Surviving Company to such Stockholder or any other Person, upon the insolvency, bankruptcy or reorganization of such Stockholder or otherwise, this guarantee shall be reinstated with respect to any such payment or transfer, regardless of any such prior return or cancellation.

     13.3 Additional Guarantor Covenants. Through the later to occur of (x) the seventh (7th) anniversary of the Closing Date or (y) the date on which all CHP Indemnity Claims asserted prior to the seventh (7th) anniversary of the Closing Date have been resolved or otherwise satisfied in accordance with Section 12.1, Guarantor will:

          (a) (i) preserve and maintain its existence as a corporation and all rights, privileges and franchises necessary and desirable in the normal conduct of its business, in the operation and ownership of its properties and assets, and in the performance of its obligations hereunder and not dissolve or otherwise discontinue its existence or operations and (ii) take no action or suffer any actions to be taken by others which would alter, change or destroy its status as a corporation or would reasonably be expected to adversely affect its ability to perform its obligations hereunder;

          (b) comply with the requirements of all applicable laws, rules, and regulations (including those related to Taxes), non-compliance with which would have a Material Adverse Effect on Guarantor's business, properties or condition, financial or otherwise, or would reasonably be expected to have a Material Adverse Effect on the Guarantor's ability to perform its obligations hereunder;


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

          (c) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates;

          (d) pay when due all of its obligations and liabilities, except where the same are being contested in good faith by appropriate proceedings diligently prosecuted and appropriate reserves or other provision, if any, as shall be required in conformity with GAAP shall have been made therefor; and

          (e) furnish to CHP and the Surviving Company:

               (i) as soon as possible, and in any event within five (5) business days, after any officer of Guarantor obtains Knowledge of any condition or event that constitutes a breach of or default under any covenant in this
Article 13, or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief executive officer or person holding a similar position of Guarantor setting forth details of such breach or default, or any such event, development or occurrence and the action that Guarantor has taken and proposes to take with respect thereto; and

               (ii) no later than sixty (60) days after the end of each of Guarantor's fiscal year, an officer's certificate of Guarantor stating that the signing officer has reviewed the terms of Article 13 of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Guarantor and its Subsidiaries during the fiscal year and that such review has not disclosed the existence during or at the end of such fiscal year, and that the signing officer does not have Knowledge of the existence as at the date of such officer's certificate, of any condition or event that constitutes a breach or default of this Article 13, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Guarantor has taken, is taking and proposes to take with respect thereto.

                                   ARTICLE 14

                                  MISCELLANEOUS

     14.1 Limitation on Obligations of FARS. Notwithstanding anything in this Agreement to the contrary, FARS shall not have any liabilities or obligations pursuant to this Agreement as a Stockholder or otherwise as a Party to this Agreement, including pursuant to Article 8 of this Agreement, except (i) as set forth in Article 4 of this Agreement in connection with the procedures for the surrender of any Advisor Common Share Certificates in exchange for the payment of the Merger Consideration, (ii) any liability for the willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS (it being acknowledged and agreed by the Parties that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of FARS in
Article 5 relate only to matters respecting or concerning FARS and not any other Stockholder), and (iii) any liability for the willful breach by FARS of the covenants of FARS set forth in the immediately succeeding sentence, as described below. Notwithstanding


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anything in this Agreement to the contrary, FARS (x) shall not take any action, or omit to take any action, that would be reasonably likely to adversely affect the ability of the Advisor, CHP or CHPAC to consummate the Merger on the terms set forth in this Agreement, and (y) shall reasonably cooperate with the other Parties to this Agreement in order to effectuate the consummation of the Merger on the terms set forth in this Agreement; it being understood and agreed that FARS shall not have any liability or obligation with respect to the covenants contained in this sentence except to the extent of a willful breach thereof by FARS. The Parties acknowledge that FARS would not have agreed to enter into this Agreement without the limitations on its liabilities and obligations as a Party to this Agreement specified in this Section 14.1.

     14.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of CHP and the Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to consult with the other Parties prior to making the disclosure).

     14.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     14.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including the Initial Merger Agreement.

     14.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of CHP and the Representative; provided, however, that CHP may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases CHP nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     14.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then effective two business days after) it is sent by


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

registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Advisor, the Stockholders or Guarantor:

c/o James M. Seneff, Jr.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Telecopy: (407) 650-1011

With copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
Attn: Richard Davidson, Esq.
Telecopy: (407) 843-4444

Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attn: Scott B. Schreiber, Esq.
Telecopy: (202) 942-5999

If to FARS:

Five Arrows Realty Securities II, L.L.C.
c/o John D. McGurk, President
Matthew W. Kaplan, Managing Director
Rothschild Realty Inc.
1251 Avenue of the Americas
New York, NY 10020
Telecopy: (212) 403-3578

With copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn: Andre Weiss, Esq.
Telecopy: (212) 593-5955

If to CHP, CHPAC or Former Merger Sub:

Thomas J. Hutchison, III
Chief Executive Officer
CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Telecopy: (407) 835-3229

With copy to:

Special Committee of CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue
Orlando, Florida 32801
Attn: Chairman of the Special Committee
Telecopy: (407) 835-3229

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attn: Judith D. Fryer, Esq.
Telecopy: (212) 801-6400

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attn: J. Warren Gorrell, Jr., Esq.
Telecopy: (202) 637-5910

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     14.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK (EXCEPT FOR THE RELATIVE RIGHTS AND OBLIGATIONS OF THE STOCKHOLDERS OF CHPAC AND

THE ADVISOR, WHICH WILL BE GOVERNED BY THE CORPORATE LAWS OF THE STATES OF FLORIDA).

     14.10 Amendments and Waivers. This Agreement may be amended by CHP and the Representative at any time before or after receipt of the CHP Stockholder Approval; provided, however, that (a) after receipt of the CHP Stockholder Approval, there shall be made no amendment that by applicable law requires further approval by the stockholders of CHP without the further approval of such stockholders, it being acknowledged and agreed that, following the receipt of CHP Stockholder Approval, if the parties agree to amend this Agreement to reduce the amount of the Merger Consideration, no approval of the stockholders of CHP shall be required for such amendment to be effected, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided above no amendment of this Agreement shall require the approval of the stockholders of CHP. This Agreement may not be amended except by an instrument in writing signed by CHP and the Representative. Any amendment that adversely affects the rights and obligations of FARS pursuant to this Agreement must also be approved in writing by FARS. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

     14.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     14.12 Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; it being understood and agreed that the expenses of Legg Mason as set forth in Section 7.26 and of counsel to the Advisor will be paid by the Advisor prior to the Closing (consistent with Section 8.15 above).

     14.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     14.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     14.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

     14.16 Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.

                           [SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        CNL HOTELS & RESORTS, INC.


                                        By: /s/ Greerson G. McMullen
                                            ------------------------------------
                                        Name: Greerson G. McMullen
                                        Title: Chief General Counsel and
                                               Corporate Secretary


                                        CNL HOTELS & RESORTS ACQUISITION, LLC


                                        By: /s/ Greerson G. McMullen
                                            ------------------------------------
                                        Name: Greerson G. McMullen
                                        Title: Chief General Counsel and
                                               Corporate Secretary


                                        CNL HOSPITALITY PROPERTIES ACQUISITION
                                        CORP.


                                        By: /s/ Greerson G. McMullen
                                            ------------------------------------
                                        Name: Greerson G. McMullen
                                        Title: Chief General Counsel and
                                               Corporate Secretary


                                        ADVISOR:

                                        CNL HOSPITALITY CORP.


                                        By /s/ James M. Seneff, Jr.
                                           -------------------------------------
                                        Name: James M. Seneff, Jr.
                                        Title: Chairman

                                        STOCKHOLDERS:

                                        CNL REAL ESTATE GROUP, INC.


                                        By: /s/ Robert A. Bourne
                                            ------------------------------------
                                        Name:  Robert A. Bourne
                                        Title: Director and Vice President


                                        /s/ James M. Seneff, Jr.
                                        ----------------------------------------
                                        James M. Seneff, Jr.


                                        /s/ Robert A.Bourne
                                        ----------------------------------------
                                        Robert A. Bourne


                                        /s/ C. Brian Strickland
                                        ----------------------------------------
                                        C. Brian Strickland


                                        /s/ Thomas J. Hutchison, III
                                        ----------------------------------------
                                        Thomas J. Hutchison, III


                                        /s/ John A. Griswold
                                        ----------------------------------------
                                        John A. Griswold


                                        /s/ Barry A. N. Bloom
                                        ----------------------------------------
                                        Barry A.N. Bloom


                                        /s/ Marcel Verbaas
                                        ----------------------------------------
                                        Marcel Verbaas

                                        FIVE ARROWS REALTY SECURITIES II L.L.C.


                                        By: /s/ Matthew W. Kaplan
                                            ------------------------------------
                                        Name:  Matthew W. Kaplan
                                        Title: Manager



                                        GUARANTOR:

                                        CNL FINANCIAL GROUP, INC.


                                        By: /s/ James M. Seneff, Jr.
                                            ------------------------------------
                                        Name:  James M. Seneff, Jr.
                                        Title: Chief Executive Officer